Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

THE WILLIAM L. BONNELL COMPANY, INC.,

AACOA, INC.,

THE SHAREHOLDERS OF AACOA, INC., and

DANIEL G. FORMSMA,

as the Representative,

dated as of October 1, 2012

(i)

4.19.	Environmental Matters.	40
4.20.	Labor and Employee Matters.	42
4.21.	No Adverse Change	43
4.22.	Employee Benefit Plans.	44
4.23.	Product Warranties; Defects; Liabilities.	45
4.24.	Orders, Commitments and Returns	46
4.25.	Inventories	46
4.26.	Company’s or its Subsidiary’s Brokers’ Fees	46
4.27.	Bank Accounts	47
4.28.	Consignment	47
4.29.	Disclosure	47

ARTICLE V	REPRESENTATIONS AND WARRANTIES CONCERNING BUYER	47

5.1.	Organization of Buyer	47
5.2.	Authorization; Enforceability	47
5.3.	No Violation or Conflict.	47
5.4.	Litigation	48
5.5.	Buyer’s Brokers’ Fees	48
5.6.	Investment Purposes	48
5.7.	Financing	48

ARTICLE VI	CERTAIN COVENANTS AND OTHER MATTERS PENDING THE CLOSING	48

6.1.	Conduct of the Business Prior to Closing	48
6.2.	Negative Covenants	49
6.3.	Access	51
6.4.	Cooperation; Commercially Reasonable Efforts	52
6.5.	No Negotiation	52
6.6.	Publicity	52

ARTICLE VII	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	53

7.1.	Representations and Warranties	53
7.2.	Compliance with Agreement	53
7.3.	No Litigation	53
7.4.	No Material Adverse Effect	53
7.5.	Required Consents	53
7.6.	Permits	53
7.7.	Spousal Consent	53
7.8.	Deliveries at Closing	54

ARTICLE VIII	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDERS	56

8.1.	Representations and Warranties	56
8.2.	Compliance with Agreement	56
8.3.	No Litigation	56

(ii)

8.4.	Deliveries at Closing	56
8.5.	Qualified Subchapter S Subsidiary Election	57

ARTICLE IX	INDEMNITIES AND ADDITIONAL COVENANTS	57

9.1.	Survival of Representations and Warranties and Certain Specific Shareholders’ Indemnities; Effect of Investigation	57
9.2.	Shareholders’ Indemnity.	57
9.3.	Buyer’s Indemnity.	61
9.4.	Exclusive Remedy; Insurance Proceeds and Tax Benefits.	62
9.5.	Liabilities for Taxes in Straddle Periods	63
9.6.	Books and Records; Further Assurances.	63
9.7.	Use of “AACOA” Name	64

ARTICLE X	RESTRICTIVE COVENANTS	64

10.1.	Confidentiality	64
10.2.	Non-Competition	64
10.3.	Non-Solicitation of Customers	65
10.4.	Non-Solicitation of Employees	65
10.5.	Injunctive Relief for Breach	65

ARTICLE XI	TERMINATION	65

11.1	Termination.	65
11.2.	Rights on Termination; Waiver	66

ARTICLE XII	APPOINTMENT OF THE SHAREHOLDERS’ REPRESENTATIVE	67

12.1.	Appointment	67
12.2.	Personal Liability	67
12.3.	Right to Counsel	67
12.4.	Indemnification Claims	68
12.5.	Reliance	68
12.6.	Removal	68

ARTICLE XIII	MISCELLANEOUS	68

13.1.	Entire Agreement; Amendment; Waiver	68
13.2.	Expenses, Transfer Taxes and Fees	69
13.3.	Certain Tax Matters.	69
13.4.	Shareholders’ Release	71
13.5.	Interpretive Provisions	71
13.6.	Waiver	72
13.7.	Governing Law	72
13.8.	Assignment	72
13.9.	Judicial Proceedings; Waiver of Jury Trial.	72
13.10.	Notices	73
13.11.	Counterparts	75
13.12.	Severability	75
13.13.	No Reliance	75
13.14.	Parties in Interest	75
13.15.	Specific Performance	76

(iii)

SCHEDULES

Schedule I	Additional Knowledge Individuals
Schedule II	Shareholder Notes
Schedule 2.3(f)(ii)	Initial Tax Gross-up Estimate
Schedule 2.4	Working Capital Methodology
Schedule 4.3(a)	Violations or Conflicts
Schedule 4.3(b)	Consents
Schedule 4.4(a)(i)	Capitalization of the Company
Schedule 4.4(b)(i)	Capitalization of the Subsidiary
Schedule 4.5(a)	Litigation
Schedule 4.7(a)	Material Contracts
Schedule 4.7(c)	Violations of Material Contracts
Schedule 4.8(a)	Financial Statements
Schedule 4.8(b)	CapEx Budget
Schedule 4.9(a)	Major Customers
Schedule 4.9(b)	Major Suppliers
Schedule 4.11(a)	Owned Real Property
Schedule 4.11(b)	Leased Real Property
Schedule 4.11(d)	Real Property Exceptions
Schedule 4.12(a)	Registered IP and Certain Other Intellectual Property
Schedule 4.12(i)	Software
Schedule 4.14	Affiliated Transactions
Schedule 4.15(a)	Company Insurance Policies
Schedule 4.15(b)	Insurance Claims
Schedule 4.16(a)	Tax Matters
Schedule 4.16(b)	Tax Elections
Schedule 4.18(a)	Non-Environmental Law Permits
Schedule 4.19(g)	Environmental Law Permits
Schedule 4.20(a)	Employees
Schedule 4.21	Adverse Changes
Schedule 4.22	Employee Benefit Plans
Schedule 4.23(a)	Forms of Standard Terms and Conditions of Sale
Schedule 4.23(b)	Product Warranties; Defects; Liabilities
Schedule 4.26	Company’s or its Subsidiary’s Brokers
Schedule 4.27	Bank Accounts
Schedule 4.28	Consignment Arrangements
Schedule 5.5	Buyer’s Brokers
Schedule 7.5	Required Consents
Schedule 7.8(f)	List of Employees entering into Confidentiality & Limited Non-Solicitation Agreements
Schedule 7.8(g)	List of Employees entering into Conditional Severance Agreements

(iv)

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, made as of October 1, 2012, by and among The William L. Bonnell Company, Inc., a Georgia corporation (“Buyer”), AACOA, Inc., a Michigan corporation (the “Company”), the shareholders of the Company, all of whom are set forth on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”), and Daniel G. Formsma, in his capacity as the Representative hereunder, recites and provides as follows:

RECITALS

WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Shareholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of the Company, in each case upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the recitals and of the premises, mutual covenants, mutual representations, warranties, covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company and the Shareholders agree as follows:

ARTICLE I
DEFINITIONS

Capitalized terms used in this Agreement have the meanings specified in this Article I:

“Action” means any action, claim, demand, cause of action, chose in action, right of recovery, right of set-off, suit, litigation, proceeding, arbitration, mediation, investigation or inquiry (whether civil, criminal or administrative and whether formal or informal).

“Adjustment Shortfall” has the meaning set forth in Section 2.4(d).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.  For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Stock Purchase Agreement, together with the Schedules, as the same may be amended from time to time in accordance with the terms hereof.

“Assets” means, collectively, all of the tangible and intangible assets owned or used by the Company and its Subsidiary.

“Business” means the Company’s and its Subsidiary’s business of extruding, anodizing and fabricating aluminum at the Owned Real Property and the Leased Real Property.

“Business Day” means each day other than a Saturday, Sunday or other day on which banks in Richmond, Virginia are not required by Law to be open.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a).

“CapEx Budget” has the meaning set forth in Section 4.8(b).

“CapEx Reimbursement Amount” means the aggregate amount, not to exceed $875,000, actually paid by the Company or its Subsidiary on or after January 1, 2012 and prior to the Closing Date or, if not then paid, reflected as a current liability in the Final Net Working Capital (and for which there is no corresponding current asset in the Final Working Capital) with respect to each capital expenditure identified in the CapEx Budget as a CapEx Reimbursement Amount; provided, however, that each such expenditure so identified must be evidenced by an invoice or other documentation establishing the basis for the payment thereof that is reasonably acceptable to Buyer.

“Closing” means the meeting of Buyer and the Shareholders to be held at 10:00 a.m., Richmond, Virginia time, on the Closing Date, at the offices of Hunton & Williams LLP, 951 East Byrd Street, Richmond, Virginia 23219, or such other time and place as Buyer and the Shareholders may mutually agree in writing.

“Closing Date” means the third Business Day after the date on which all of the conditions set forth in Articles VII and VIII have been satisfied or waived (other than those conditions that by their terms are to be satisfied or waived at the Closing), or such other date as may be agreed upon in writing by Buyer and the Shareholders.

“Closing Statement” has the meaning set forth in Section 2.4(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Insurance Policies” has the meaning set forth in Section 4.15(a).

“Confidential Information” has the meaning set forth in Section 10.1.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, franchise agreement, blanket or other purchase order, sales order, relationship or other legally binding commitment and any invoice related thereto (in each case, whether written or oral).

“CPA Firm” means Deloitte & Touche LLP.

“Effective Time” means 12:01 a.m., Richmond, Virginia time, on the Closing Date.

“Employee Benefit Plan” means any employee pension benefit plan, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, any employee welfare benefit plan, as defined in Section 3(1) of ERISA, and any other written (and to the extent it provides material compensation or benefits, unwritten) agreement, plan, program, fund, policy, contract or arrangement, whether or not subject to ERISA, providing compensation, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, short- or long-term incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, severance, change in control, educational assistance, holiday pay, housing assistance, moving expense reimbursement or material fringe benefits to any Employee, director or former employee or director or the beneficiaries or dependents of any Employee, director or former employee or director, regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or non-contributory, in each case sponsored or maintained by either the Company or its Subsidiary, or with respect to which either the Company or its Subsidiary may have any liability following the Closing.

“Employees” means all the individuals who are employees of the Company or its Subsidiary.

“Environmental Law” or “Environmental Laws” means any Law relating to (i) the control of any potential Hazardous Substance or protection of any Environmental Media or natural resource, (ii) the generation, use, handling, treatment, storage, Release, disposal or transportation of any Hazardous Substance, or (iii) human health and safety (specifically excluding the health and safety of workers and the United States Occupational Health and Safety Act of 1970 (29 U.S.C. §§ 651 et seq.) and any state counterpart) with respect to exposures to and management of Hazardous Substances, in all cases, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.); the Hazardous Substances Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; the Endangered Species Act of 1973 (16 U.S.C. 1531 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §§ 11001 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.) with any amendments or reauthorization thereto or thereof, and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents.  The term “Environmental Law” also includes any Law that (i) conditions the change of control of a business, or transfer of real property or assets, upon a negative declaration or other approval of a Governmental Authority or certified environmental consultant of the environmental condition of the real property or assets; or (ii) requires notification or disclosure of any Release of any Hazardous Substance or other environmental condition of real property to any Person, whether or not in connection with transfer of title to or interest in real property or assets.

“Environmental Media” means any air (including ambient, workplace or indoor air), soil, sediments, land surface (whether above or below water), subsurface strata, plant or animal life, natural resources, or water (including territorial, coastal and inland surface waters, groundwater, streams, stormwater and water in drains, tanks or sewers), sewer, septic and waste treatment, storage and disposal systems servicing real property, buildings or structures.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is a member of a controlled group or affiliated service group of which the Company or its Subsidiary is (or during the prior six years was) a member or that is (or during the prior six years was treated as a single employer with the Company or its Subsidiary under Section 414(b), 414(c), 414(m) or 414(o) of the Code.

“Escrow Account” has the meaning set forth in Section 2.2(b)(i).

“Escrow Agent” has the meaning set forth in Section 2.2(b)(i).

“Escrow Agreement” has the meaning set forth in Section 2.2(b)(i).

“Escrow Amount” means $5,075,000.

“Estimated Balance Sheet” means the estimated unaudited consolidated balance sheet of the Company and its Subsidiary as of the Effective Time, to be prepared and delivered in accordance with Section 2.4(a).

“Estimated Closing Cash” means the cash and cash equivalents reflected on the Estimated Balance Sheet, excluding any amounts remitted by Buyer to the Company pursuant to Section 2.2(b)(iv) in connection with the withholding obligations described in Section 2.2(a)(iii)(B).

“Estimated Net Working Capital” means the amount that is the difference between (i) the consolidated current assets of the Company and its Subsidiary as of the Effective Time as reflected on the Estimated Balance Sheet (excluding the Estimated Closing Cash) and (ii) the consolidated current liabilities of the Company and its Subsidiary as of the Effective Time as reflected on the Estimated Balance Sheet, including all Transaction Expenses Amounts not paid prior to the Closing but excluding liabilities for withholding Taxes to the extent associated with the amounts remitted by Buyer to the Company pursuant to Section 2.2(b)(iv) in connection with the withholding obligations described in Section 2.2(a)(iii)(B), calculated in accordance with the methodology set forth in Schedule 2.4, and with such current assets and current liabilities corresponding with the line items set forth in Schedule 2.4.

“Facilities” means buildings, improvements and fixtures.

“Final Allocation Schedule” has the meaning set forth in Section 2.3(c)(iv).

“Final Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiary as of the Effective Time, to be prepared and delivered in accordance with Section 2.4.

“Final Closing Cash” means the cash and cash equivalents reflected on the Final Balance Sheet, excluding any amounts remitted by Buyer to the Company pursuant to Section 2.2(b)(iv) in connection with the withholding obligations described in Section 2.2(a)(iii)(B).

“Final Closing Statement” has the meaning set forth in Section 2.4(c).

“Final Modified Allocation Schedule” has the meaning set forth in Section 2.3(c)(iv).

“Final Net Working Capital” means the amount that is the difference between (i) the consolidated current assets of the Company and its Subsidiary as of the Effective Time as reflected on the Final Balance Sheet (excluding the Final Closing Cash) and (ii) the consolidated current liabilities of the Company and its Subsidiary as of the Effective Time as reflected on the Final Balance Sheet, including all Transaction Expenses Amounts not paid at or prior to the Closing but excluding liabilities for withholding Taxes to the extent associated with the amounts remitted by Buyer to the Company pursuant to Section 2.2(b)(iv) in connection with the withholding obligations described in Section 2.2(a)(iii)(B), in each case calculated in accordance with the methodology set forth in Schedule 2.4, and with such current assets and current liabilities corresponding with the line items set forth in Schedule 2.4.

“Final S Corporation Tax Returns” has the meaning set forth in Section 13.3(a)(i).

“Final Tax Gross-up Amount” has the meaning set forth in Section 2.3(f)(v).

“Final Tax Gross-up Estimate” has the meaning set forth in Section 2.3(f)(iv).

“Financial Statements” has the meaning set forth in Section 4.8.

“Fixed Assets” means all tangible personal and moveable property owned or used by the Company and its Subsidiary, including all fixed assets, chattels, machinery, equipment, vehicles, leasehold improvements, computer hardware, fixtures, furniture, furnishings, handling equipment, implements, parts, tools and accessories of all kinds.

“Fundamental Representations” means those representations and warranties contained in Sections 3.1 (Authorization; Enforcement); 3.3 (Title to Purchased Shares); 3.5 (Shareholders’ Brokers’ Fees); 4.1 (Organization of the Company and its Subsidiary); 4.2 (Authorization; Enforceability); 4.6 (Condition, Sufficiency of and Title to Assets); 4.14 (Affiliated Transactions); 4.16 (Tax Matters); 4.25 (Company’s or its Subsidiary’s Brokers’ Fees); and 4.27 (Bank Accounts); and subsection (xix) of Section 4.7(a) (powers of attorney).

“GAAP” means generally accepted accounting principles under United States rules and regulations.

“Governmental Authority” means any transnational, domestic or foreign federal, state, municipal, provincial or local governmental, legislative, judicial, executive, regulatory or administrative authority, department, court (including any arbitral body or tribunal), agency, branch, board, department, instrumentality, entity, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority, whether of the United States or another country.

“Governmental Order” means any judgment, decision, consent decree, injunction, citation, ruling, writ, order or other determination of or entered by any Governmental Authority that is binding on any Person or its property under applicable Law.

“Hazardous Substance” or “Hazardous Substances” means (i) any chemical, waste, substance or material (whether solid, liquid or gas)  designated, listed, defined, or classified by a Governmental Authority to be ignitable, corrosive, radioactive, dangerous, toxic, explosive, infectious,  mutagenic or otherwise hazardous; (ii) any element, compound, chemical mixture, contaminant, pollutant, agent, waste, chemical, by-product, process-intermedial product or other material or substance (whether solid, liquid or gas) that is defined as “pollutant,” “contaminant,” “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous constituent,” “special waste,” “toxic substance,” “toxin,” “radioactive,” “dangerous,” “ignitable,” “corrosive,” “reactive,” or “hazardous”; (iii) any petroleum or petroleum product (including waste or used oil, gasoline, heating oil, kerosene and any other petroleum product or substance or material derived from or commingled with any petroleum product), off-specification commercial chemical product, solid waste, radioactive material, infectious medical waste, lead based paint, mold, mycotoxin, microbial matter and airborne pathogen (naturally occurring or otherwise), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyl (PCB), and radon gas; or (iv) any substance, material or waste, which, as regulated by a Governmental Authority, requires Remedial Action or other environmental Action ordered by the Governmental Authority or required by Environmental Law.

“Indebtedness” means (without duplication):  (i) all obligations of the Company or its Subsidiary for borrowed money; (ii) all obligations, contingent or otherwise, of the Company or its Subsidiary evidenced by bonds, debentures, notes or other similar instruments (including any seller notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by the Company or its Subsidiary) and any other contingent and off-balance sheet liabilities, undisclosed liabilities and unpaid restructuring charges; (iii) all obligations in respect of letters of credit, performance bonds, surety bonds or similar instruments issued on behalf of the Company or its Subsidiary to the extent drawn, called for payment or otherwise due and payable, and bankers’ acceptances issued for the account of the Company or its Subsidiary; (iv) any commitment by which the Company or its Subsidiary assures a creditor against loss; (v) any indebtedness guaranteed in any manner by the Company or its Subsidiary (including guarantees in the form of an agreement to repurchase or reimburse); (vi) any liabilities or obligations under capitalized leases, if any, with respect to which the Company or its Subsidiary is liable, contingently or otherwise, as obligor, guarantor or otherwise or with respect to which obligations the Company or its Subsidiary assures a creditor against loss; (vii) any indebtedness or liabilities secured by a Lien on any of the Assets; (viii) any amounts owed by the Company or its Subsidiary to any Person under any non-competition, consulting or deferred compensation arrangements; (ix) any unfunded pension liability of the Company or its Subsidiary, (x) any net liabilities of the Company or its Subsidiary with respect to interest rate or currency swaps, collars or similar hedging agreements; and (xi) any accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Indebtedness Payoff Amount” has the meaning set forth in Section 2.2(a)(i).

“Indebtedness Payoff Amount Schedule” has the meaning set forth in Section 2.2(a)(i).

“Indemnification Basket” means $500,000.

“Indemnification Cap” means, with respect to claims for indemnification by the Buyer Indemnified Parties as to which the Indemnification Cap applies in accordance with Sections 9.2(e) and 9.2(f) asserted during the period (i) beginning on the Closing Date and continuing through the date that is 18 months following the Closing Date, $10,000,000, and (ii) beginning on the date immediately following the date that is 18 months following the Closing Date and continuing through the fifth anniversary of the Closing Date, the lesser of (x) $10,000,000 minus the aggregate amount of Losses contemplated by clause (i) above in respect of which the Buyer Indemnified Parties are indemnified, held harmless from, defended and reimbursed at any time (whether during or following expiration of the period specified in clause (i) above or (y) $5,000,000 (it being understood and acknowledged that, with respect to claims for indemnification by the Buyer Indemnified Parties as to which the Indemnification Cap applies in accordance with Sections 9.2(e) and 9.2(f), the aggregate amount of such Losses in respect of which the Buyer Indemnified Parties are indemnified, held harmless from, defended and reimbursed at any time shall not exceed $10,000,000).

“Initial Tax Gross-up Estimate” has the meaning set forth in Section 2.3(f)(ii).

“Intellectual Property” means the following categories of intellectual property as they exist anywhere in the word, whether registered or unregistered: (i) patents, patent applications, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, reexaminations and interferences thereof); (ii) trademarks, service marks, trademark and service mark registration applications, trade dress, trade names, taglines, brand names, logos and corporate names and all goodwill associated with any of the foregoing; (iii) copyrights, copyright registration applications, mask works and designs; (iv) computer software (in both source code and object code form), data, databases and documentation thereof, (v) trade secrets, know-how, inventions, processes, procedures, databases, confidential business information (including ideas, formulas, research and development, manufacturing and production processes and techniques, know-how, compositions, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals) and other proprietary information and rights; (vi) domain names, Internet addresses, websites and related content (including underlying software, URLs and domain names); (vii) all financial models; (viii) all accounting systems; and (ix) all improvements and further developments with respect to any of the foregoing.

“IP Licenses” means all licenses concerning any Intellectual Property, including Contracts granting the Company or its Subsidiary rights to use such Intellectual Property owned by any Person and Contracts granting any Person rights to use such Intellectual Property owned by the Company or its Subsidiary.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge of the Shareholders” means the actual knowledge, after reasonable inquiry, of any of the Shareholders or the individuals listed in Schedule I.

“Law” or “Laws” means any applicable federal, state, local, municipal, foreign, international, multinational or other law, treaty, rule, order, regulation, statute, ordinance, code, decree, directive, decision or other binding requirement of any Governmental Authority of any kind and the rules, regulations and orders promulgated thereunder.

“Leased Real Property” means the real property leased, occupied or used by the Company or its Subsidiary pursuant to a Lease, together with all Facilities thereon and all easements, rights of way and other appurtenances thereto.

“Leases” means any and all leases, subleases, concessions, licenses and other similar agreements (whether written or oral) in connection with the occupancy or use of any real property, including all amendments, modifications, extensions, renewals, guaranties and other agreements with respect thereto.

“Liens” means any lien, mortgage, deed of trust, security interest, tax lien, attachment, levy, charge, claim, reservation, restriction, imposition, pledge, option, encumbrance (including easements, rights of way and encroachments), conditional sale or title retention arrangement, or any other interest in any property or assets (or the income or profits therefrom), whether designed to secure the payment of indebtedness or otherwise, whether consensual or nonconsensual and whether arising by agreement or under any Law, or otherwise.

“Losses” has the meaning set forth in Section 9.2(a).

“Major Customer” has the meaning set forth in Section 4.9(a).

“Major Supplier” has the meaning set forth in Section 4.9(b).

“Material Adverse Effect” means any event, circumstance, change, occurrence, factor, condition, development or effect, or any series thereof, that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the Business or the Assets, or the results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiary; or (ii) the ability of the Shareholders to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Modified Final Allocation Schedule” has the meaning set forth in Section 2.3(c)(iv).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which any of the Company, its Subsidiary or any ERISA Affiliate makes or is obligated to make contributions or, during the preceding six years, has made or been obligated to make contributions.

“Objection” has the meaning set forth in Section 2.4(c).

“Original Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Overwithheld Amount” has the meaning set forth in Section 2.3(f)(xii)(B).

“Owned Real Property” means the real property owned by the Company and its Subsidiary, together with all Facilities thereon and all easements, rights-of-way and other appurtenances thereto.

 “Percentage Interest” means, with respect to each Shareholder, the quotient obtained by dividing (x) the number of the Purchased Shares owned by such Shareholder as set forth in Schedule 4.4(a)(i) by (y) the total number of the Purchased Shares.

“Permit” means any permit, consent, license, franchise, certificate, registration, identification number, certification, concession, grant, variance, exclusion, exemption, approval and other similar authorization required by, issued by, granted by, given by, required by, required to be submitted to, or otherwise made available by any Governmental Authority or pursuant to any Law (including any Environmental Law).

“Permitted Distributions” means cash dividends declared and paid to the Shareholders in amounts and at times consistent with past practice.

“Permitted Liens” means (i) Liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (ii) mechanics’, carriers’, workers’, repairers’ and similar liens arising or incurred in the ordinary course of business for amounts which are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; (iii) Liens arising under zoning, building and other land use Laws applicable to the Owned Real Property and the Leased Real Property that are not and have not been violated by the current use, occupancy or operation thereof; (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any of the Owned Real Property or the Leased Real Property that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the marketability of title, value, current use, occupancy or operation thereof as currently used, occupied or operated; and (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws.

“Person” means any individual, partnership, civil company, joint venture, firm, corporation, association, trust, limited liability company, unincorporated organization, Governmental Authority or other entity.

“Pre-Closing Tax Contest” has the meaning set forth in Section 13.3(e).

“Pre-Closing Tax Period” means any Tax period (or portion thereof) that begins before the Closing Date and ends on or before the Closing Date.

“Pre-Closing Tax Returns” has the meaning set forth in Section 13.3(a)(ii).

“Post-Closing Tax Period” means any Tax period (or portion thereof) that begins after the Closing Date.

“Purchase Price” means $50,750,000, subject to adjustment as provided in Section 2.4, plus the CapEx Reimbursement Amount plus the Final Tax Gross-up Amount.

“Purchased Shares” means all of the issued and outstanding shares of capital stock of the Company, consisting of 31,921 shares of common stock, $1.00 par value per share.

“Registered IP” has the meaning set forth in Section 4.12(a).

“Release” or “Releases” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from any indoor or outdoor Environmental Media, including: (i) the movement of Hazardous Substances through, in, under, above, or from any Environmental Media; (ii) the movement of Hazardous Substances off-site from any real property; and (iii) the abandonment of barrels, tanks, containers or other closed receptacles containing Hazardous Substances.

“Releasee” or “Releasees” has the meaning set forth in Section 13.4.

“Remedial Action” means any action to investigate, remediate, remove, abate, clean up, dispose and monitor any Release or threatened Release of Hazardous Substances.

“Representative” has the meaning set forth in Section 12.1.

“Required Consents” has the meaning set forth in Section 7.5.

“Review Period” has the meaning set forth in Section 2.4(c).

“S Corporation Election Date” has the meaning set forth in Section 4.16(a)(xx).

“Shareholder” or “Shareholders” has the meaning set forth in the preamble to this Agreement.

“Shareholder Indemnified Parties” has the meaning set forth in Section 9.3(a).

“Shareholders’ Account and Withholding Information Schedule” has the meaning set forth in Section 2.2(a)(iii).

“Shareholders’ Agreements” means (i) the Formsma Shareholder Agreement, effective May 1, 2007, among Daniel G. Formsma, referred to therein as “Formsma,” the Company, Mark J. North, John J. Teeple, Arland C. Heistand, David A. Sheaks and Kelly M. Custer, collectively referred to therein as the “Remaining Shareholders,” and, solely for the purposes of declining to participate in the Formsma Shareholder Agreement, Grant O. Young and Elora T. Young, referred to therein as the “Declining Shareholders”; and (ii) the Shareholders’ Agreement, effective May 1, 2007, among Grant O. Young and Elora T. Young, referred to therein as “Young,” the Company and Mark J. North, John J. Teeple, Arland C. Heistand, David A. Sheaks and Kelly M. Custer, collectively referred to therein as the “Shareholders.”

“Shareholders’ Notes” means the notes made by certain Shareholders in favor of the Company as listed on Schedule II.

“Shortfall Amount” means $2,000,000.

“Shortfall Deficit” has the meaning set forth in Section 2.4(d).

“Shortfall Excess” has the meaning set forth in Section 2.4(d).

“Software Licenses” means all licenses concerning any Software, including Contracts, granting the Company or its Subsidiary rights to use such Software owned by any Person and Contracts granting any Person rights to use such Software owned by the Company or its Subsidiary.

“Straddle Tax Period” means any Tax period that begins before the Closing Date but does not end on or before the Closing Date.

“Subsidiary” means AACOA Extrusions, Inc., a Michigan corporation.

“Subsidiary Shares” has the meaning set forth in Section 4.4(b)(i).

“SNDA” means that certain subordination, non-disturbance and attornment agreement between Buyer and any Person that holds a lien or ground lease on the Leased Real Property, dated on or before the Closing Date in a form mutually agreeable to Buyer and such Person, whereby, in the event that such Person forecloses on or terminates the lease for the Leased Real Property, such Person agrees not to disturb Buyer’s occupancy and use of the Leased Real Property pursuant to the terms and conditions of the Lease between Buyer and the owner of the Leased Real Property, and Buyer shall attorn to such Person’s or any third-party purchaser’s rights as lessor thereunder.

“Target Net Working Capital” means $9,500,000, which has been calculated in accordance with the methodology set forth in Schedule 2.4.

“Tax” or “Taxes” means any and all taxes, including (i) any net income, alternative or add-on minimum, gross income, gross receipts, margin, gross margin, sales, use, value added, ad valorem, escheat or unclaimed property (or similar), transfer, registration, estimated, franchise, profits, value added, net worth, capital stock, license, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, customs duty or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign), whether disputed or not, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Tax period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person.

“Tax Contest” has the meaning set forth in Section 13.3(e).

“Tax Gross-up Amount” has the meaning set forth in Section 2.3(f).

“Tax Return” means any report, return, information return, declaration, form, claim for refund, statement or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined unitary group, and including any amendment thereof.

“Tax True-up Amount” has the meaning set forth in Section 2.3(f)(vi).

“Termination Agreement” has the meaning set forth in Section 6.4.

“338(h)(10) Election” has the meaning set forth in Section 2.3(a).

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Company or its Subsidiary (without duplication), in each case in connection with the transactions contemplated hereby (whether incurred prior to or after the date hereof) and not paid prior to the Closing, including: (a) any brokerage fees, costs and expenses, commissions, finders’ fees, costs and expenses or financial advisory fees, costs and expenses incurred by the Company or its Subsidiary; (b) any fees, costs and expenses of counsel, accountants or other advisors or service providers incurred by the Company or its Subsidiary; (c) any fees, costs and expenses incurred by, or payment obligations of, the Company or its Subsidiary related to any transaction bonus, discretionary bonus, success fee, equity award, change-of-control payment, phantom equity payout, “stay-put” or other compensatory payment obligations to any employee of the Company or its Subsidiary as a result of the execution of this Agreement or in connection with the transactions contemplated by this Agreement; (d) any other fees, costs and expenses incurred by, or payment obligations of, the Company or its Subsidiary resulting from the change of control of the Company or its Subsidiary or otherwise payable in connection with receipt of any consent or approval in connection with the transactions contemplated hereby (including the transfer Taxes and related fees described in Section 13.2); and (e) the cost of the premium for the “tail period” coverage required by Section 7.8(r) under the Company Insurance Policies providing directors’ and officers’ liability insurance) (it being understood and acknowledged that such fees, costs and expenses shall, as applicable, be properly reported as deductions or taken into account in determining any gains or losses reflected in the Final S Corporation Returns in accordance with federal income Tax Law).

“Transaction Expenses Amount” has the meaning set forth in Section 2.2(a)(ii).

“Transaction Expenses Amount Schedule” has the meaning set forth in Section 2.2(a)(ii).

“Treasury Regulations” means regulations promulgated by the United States Department of Treasury under the Code.

“Underwithheld Amount” has the meaning set forth in Section 2.3(f)(xii)(A).

“With/Without Tax Returns” has the meaning set forth in Section 2.3(f)(vi).

ARTICLE II
PURCHASE AND SALE; 338(H)(10) ELECTION; POST-CLOSING ADJUSTMENTS TO PURCHASE PRICE

2.1.           Sale of Purchased Shares.  At the Closing, upon the terms and subject to the conditions of this Agreement, and in consideration of the Purchase Price to be paid by Buyer to the Shareholders, (a) the Shareholders shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase from the Shareholders, all of the Purchased Shares, free and clear of all Liens, and (b) the Shareholders shall deliver to Buyer stock certificates representing the Purchased Shares, duly endorsed for transfer or accompanied by duly executed stock powers.

2.2.           Payment of the Purchase Price.

(a)           At least two Business Days prior to the Closing Date, the Shareholders shall deliver to Buyer:

(i)           a schedule setting forth each Person holding Indebtedness as of the Closing Date and the aggregate amount of cash required to pay and discharge in full on the Closing Date all such Indebtedness (the “Indebtedness Payoff Amount”), and wire transfer instructions and a mailing address for such Person (the “Indebtedness Payoff Amount Schedule”);

(ii)          a schedule setting forth each Person to whom Transaction Expenses are owed, the aggregate amount of cash required to pay and discharge in full on the Closing Date the Transaction Expenses to each such Person (collectively, the “Transaction Expenses Amount”), and wire transfer instructions and a mailing address for such Person (the “Transaction Expenses Amount Schedule”); and

(iii)         a schedule setting forth (A) wire transfer instructions regarding the account or accounts designated by the Representative into which that portion of the Purchase Price described in Section 2.2(b)(iv) will be wired to the Shareholders pro rata in accordance with their respective Percentage Interests and (B) the amount of any applicable withholding Tax (including any nonresident state income Tax withholding attributable to the Section 338(h)(10) Election required to be withheld from the amount to be wired to the Shareholders) (the “Shareholders’ Account and Withholding Information Schedule”).

(b)           At the Closing, Buyer shall pay the Purchase Price (excluding the Tax Gross-up Amount and the adjustment to the Purchase Price contemplated by Section 2.4(d), which shall be paid in accordance with Sections 2.3(f) and 2.4(d), respectively) as follows by wire transfers of immediately available funds:

(i)           the sum of the Escrow Amount plus the Shortfall Amount into an interest-bearing escrow account (the “Escrow Account”) established by Buyer and the Representative with JPMorgan Chase, National Association (the “Escrow Agent”), which Escrow Account will be disbursed by the Escrow Agent in accordance with the terms of Sections 2.4(d) and 9.2 and an Escrow Agreement in the form previously agreed to by Buyer and the Representative (the “Escrow Agreement”);

(ii)          to each Person holding Indebtedness as of the Closing Date set forth in the Indebtedness Payoff Amount Schedule to an account designated by such Person on the Indebtedness Payoff Amount Schedule, that portion of the Indebtedness Payoff Amount set forth beside such Person’s name on the Indebtedness Payoff Amount Schedule;

(iii)         to each Person set forth in the Transaction Expenses Amount Schedule to an account designated by such Person on the Transaction Expenses Amount Schedule, that portion of the Transaction Expenses set forth beside such Person’s name on the Transaction Expenses Amount Schedule; and

(iv)         to the account or accounts set forth in the Shareholders’ Account and Withholding Information Schedule, the balance of such amount, less the applicable withholding amounts referred to in Section 2.2(a)(iii)(B) to be paid to the Company to remit to the appropriate Governmental Authorities, to the Shareholders pro rata in accordance with their respective Percentage Interests.

(c)           Buyer, the Company, its Subsidiary and the Representative, as applicable, shall be permitted to withhold and pay to the appropriate Governmental Authorities any Taxes required to be withheld from amounts payable under this Article II or otherwise under this Agreement.

2.3.           Section 338(h)(10) Election to be Jointly Made by the Shareholders and Buyer.

(a)           At Buyer’s election, in its sole discretion, the Shareholders and Buyer shall jointly make an election to have the purchase of the Purchased Shares provided for in this Agreement treated as an “asset purchase transaction” for United States federal and applicable state income Tax purposes, which election (the “338(h)(10) Election”) shall be made pursuant to and in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder and such other provisions thereof and corresponding United States state, local or non-United States Laws as may be applicable.  If Buyer chooses to make the 338(h)(10) Election with respect to the purchase of the Purchased Shares, then this Section 2.3 shall govern the procedures to be used to make the 338(h)(10) Election.  Notwithstanding anything in this Agreement or otherwise to the contrary, Buyer shall, not later than 60 days after the Closing Date, deliver to the Representative written notice stating whether Buyer will make the 338(h)(10) Election (which notice may not be revoked without the written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed).

(b)           At least five Business Days prior to the Closing, Buyer shall deliver to the Representative a schedule (the “Original Allocation Schedule”), which shall be included within Schedule 2.3(f), that shall set forth the allocation of the Purchase Price among the Assets that are deemed to have been acquired pursuant to and in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder and applicable provisions of comparable state, local and non-United States income Tax Laws.  If needed, Buyer shall include in the Original Allocation Schedule additional instructions with respect to the methodology that should be followed in allocating the Purchase Price among the assets of the Company  and its Subsidiary.

(c)           As soon as is reasonably possible following the Closing (but in no case more than 20 days after the Closing Statement has been delivered pursuant to Section 2.4(b)), Buyer shall prepare and deliver to the Representative for the Representative’s review and approval a revised version of the Original Allocation Schedule that was delivered prior to Closing pursuant to Section 2.3(b), which revised version shall:

(i)           set forth a calculation of the amount of the Purchase Price using (and based on) the amounts to be set forth in the Closing Statement to be delivered pursuant to Section 2.4(b);

(ii)          show the allocation of the amount of the Purchase Price referred to in Section 2.3(c)(i) among the Assets that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code and applicable provisions of comparable state income Tax Laws (such allocation to have been prepared in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder and applicable provisions of comparable state, local, and non-United States Tax Laws that may be applicable);

(iii)         be consistent with the allocation of the Purchase Price in the Original Allocation Schedule, except to the extent Buyer reasonably disagrees with the allocation in the Original Allocation Schedule of the Purchase Price between the classes of assets as required to be in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder;

(iv)         be subject to Buyer’s and the Representative’s agreement and approval, which agreement and approval shall not be unreasonably withheld, conditioned or delayed (and such revised allocation schedule, as agreed to by Buyer and the Representative, is herein referred to as the “Final Allocation Schedule”); provided that, if subsequent to the agreement of Buyer and the Representative, any changes are made to the Closing Statement in connection with the final settlement thereof in accordance with Section 2.4, the Final Allocation Schedule shall be modified in such manner as is necessary to take into account the changes so made to the Closing Statement and as shall then be agreed to by the Representative and Buyer, each acting reasonably and without delay (and the Final Allocation Schedule as so modified is herein referred to as the “Modified Final Allocation Schedule” (and the Modified Final Allocation Schedule shall supersede the Final Allocation Schedule)); and

(v)          in the event that the Representative and Buyer are unable to resolve any disagreements regarding the Final Allocation Schedule or the Modified Final Allocation Schedule, be submitted as soon as practicable to an independent accounting firm mutually agreed to by the Representative and Buyer, or, if the disagreement involves valuation, to a nationally recognized appraisal firm mutually satisfactory to the Representative and Buyer for resolution of the matters in dispute, which resolution shall be binding and conclusive upon the Representative and Buyer without further appeal therefrom, and the Representative and Buyer shall file all Tax Returns for the Company and its Subsidiary consistent with such resolution.  The Shareholders, on the one hand, and Buyer, on the other, shall bear equally the fees and expenses of such firm.

(d)           The Representative and Buyer shall:

(i)           allocate on a basis consistent with the Final Allocation Schedule (or, if there is one, the Modified Final Allocation Schedule) the Purchase Price among the Assets that are deemed to have been acquired pursuant to Section 338(h)(10) of the Code and the Treasury Regulations thereunder and applicable provisions of comparable state, local and non-United States income Tax Laws;

(ii)          prepare, complete and properly execute, deliver and file copies of IRS Form 8023, the required schedules related thereto, and comparable state forms and schedules, all of which shall be prepared on a basis consistent with the Final Allocation Schedule (or, if there is one, the Modified Final Allocation Schedule); and

(iii)         prepare and file all such further documents and materials as may be necessary or desirable in connection with making the 338(h)(10) Election (including any amendments and re-filings which may be required as the result of any changes made to the Closing Statement in connection with the final settlement thereof in accordance with Section 2.4 which result in the Final Allocation Statement being superseded by the Modified Final Allocation Schedule), and the Representative and Buyer shall cooperate with, and assist, each other in connection therewith.

(e)           The Shareholders shall file all of their respective Tax Returns in accordance with and consistent with the Final Allocation Schedule or, if the Final Allocation Schedule is superseded by the Modified Final Allocation Schedule, the Modified Allocation Schedule.

(f)           All Taxes imposed on the deemed sale of assets resulting from the making of the 338(h)(10) Election shall be included in the Shareholders’ Tax Returns as applicable and shall be paid by the Shareholders, provided that, if the amount of Taxes payable by a Shareholder to all Governmental Authorities as the result of the making of the 338(h)(10) Election exceeds the total amount of Taxes that would otherwise have been payable by such Shareholder had the 338(h)(10) Election not been made (i.e., if the purchase of the Purchased Shares provided for in this Agreement was treated as a “share purchase transaction” and not as an “asset purchase transaction”), then, subject to Section 2.3(f)(x), Buyer shall pay each such Shareholder the amount of such excess Taxes (the “Tax Gross-up Amount”) calculated in accordance with the following procedures:

(i)           At least 10 Business Days prior to the Closing, the Company, its Subsidiary and the Shareholders shall timely provide to Buyer  such information (all of which shall be true, accurate and complete) as Buyer shall reasonably request or, if not so requested, as the Company, its Subsidiary and the Shareholders believe shall be reasonably necessary to enable Buyer to complete an estimate of the Tax Gross-up Amount with respect to each Shareholder, including (i) the estimated Tax bases as of the Closing Date of the Assets and the Purchased Shares as of the Closing, (ii) the holding period of each of the Assets and of the Purchased Shares as of the Closing and (iii) the estimated amount of any liabilities of the Company or its Subsidiary as of the Closing that will be treated as either assumed or taken subject to the Assets that are deemed sold for federal income Tax purposes as a result of the 338(h)(10) Election.

(ii)          At least five Business Days prior to the Closing, Buyer shall deliver to the Representative a written calculation setting forth reasonable details of an estimate of the Tax Gross-up Amount with respect to each Shareholder, and including, as needed, details regarding the methodology used in the calculation (the “Initial Tax Gross-up Estimate”).  Buyer and the Representative shall agree on the methodology and the amount of the Initial Tax Gross-up Estimate prior to the Closing and shall document such methodology in the Initial Tax Gross-up Estimate.  A copy of the Initial Tax Gross-up Estimate, including descriptions clarifying the methodology to be used in calculating the Tax Gross-up Amount shall be provided to both Buyer and the Representative as Schedule 2.3(f)(ii).  The Initial Tax Gross-up Estimate shall be used to estimate the non-resident state income Tax withholding Taxes for each Shareholder.

(iii)         The Initial Tax Gross-up Estimate, the Final Tax Gross-up Estimate, the Final Tax Gross-up Amount and the Tax True-up Amount for each Shareholder shall each be calculated based on the following:

(A)          The Tax Gross-up Amount shall be calculated separately for each Shareholder based on the applicable federal and state income Taxes for such Shareholder.

(B)           The Initial Tax Gross-up Estimate, the Final Tax Gross-up Estimate, and the Final Tax Gross-up Amount  shall be calculated based on each Shareholder not receiving any Tax benefit from an itemized deduction of state income Taxes as a result of the alternative minimum Tax.  The With/Without Tax Returns used to compute the Tax True-up Amount for each Shareholder will take into account any applicable Tax benefit from an itemized deduction, if any, as a result of an itemized deduction of state income Taxes that are not eliminated as a result of the alternative minimum Tax.

(C)           Each Shareholder will elect out of the installment method of reporting with respect to the sale of the Purchased Shares owned of record and beneficially by him or her pursuant to this Agreement (whether or not such Shareholder elects out of the installment method of reporting on his or her actual federal or state income Tax Return).

(D)           The Tax True-up Amount for each Shareholder shall be calculated by preparing hypothetical federal, state and local income Tax Returns for him or her using the information contained in the federal, state and local income Tax Returns for the taxable year ending December 31, 2012, actually filed by him or her with any applicable Governmental Authority.

(E)           The Initial Tax Gross-up Estimate, the Final Tax Gross-up Estimate and the Final Tax Gross-up Amount shall be calculated in accordance with Schedule 2.3(f)(ii).

(iv)          Within 30 days after the Final Closing Statement has been agreed to by the Representative and Buyer (or determined by the CPA Firm), Buyer shall deliver to the Representative a written calculation of the final estimate of the Tax Gross-up Amount with respect to each Shareholder (the “Final Tax Gross-up Estimate”).  The Final Tax Gross-up Estimate will be prepared in accordance with the methodology agreed to by the Representative and Buyer in calculating the Initial Tax Gross-up Estimate.  The Representative shall have 30 days after the receipt of the Final Tax Gross-up Estimate to provide Buyer with written notice of any reasonable disagreement with the Final Tax Gross-up Estimate.  If Buyer does not receive written notice of any disagreement with the Final Tax Gross-up Estimate from the Representative within 30 days after the receipt by the Representative of the Final Tax Gross-up Estimate, then the Final Tax Gross-up Estimate shall be treated as accepted by the Representative and the Shareholders.  If Buyer and the Representative reasonably do not agree with the calculation of the Final Tax Gross-up Estimate prepared by Buyer and the Representative timely provides Buyer with written notice of such disagreement, then the Representative and Buyer shall try to resolve their differences.  If Buyer and the Representative are unable to resolve their differences within 10 days after Buyer’s receipt of written notice of any disagreement with the Final Tax Gross-up Estimate from the Representative, then the matter in dispute shall be resolved as soon as practicable by an independent accounting firm mutually agreed to by Buyer and the Representative.  The resolution of the disagreement in accordance with this Section 2.3(f)(iv) shall be binding and conclusive upon the Shareholders, the Representative and Buyer without further appeal therefrom, and the Shareholders, the Representative and Buyer shall file all Tax Returns for the Company and its Subsidiary consistent with such resolution.  The Shareholders, on the one hand, and Buyer, on the other, shall bear equally the fees and expenses of such independent accounting firm with respect to this resolution.

(v)          Within five days after Buyer and the Representative have agreed to the Final Tax Gross-up Estimate (including, if applicable, within five days after the matter has been either deemed to be accepted by the Representative and the Shareholders or settled by an independent accounting firm mutually agreed to by Buyer and the Representative in a manner consistent with the procedures described in Section 2.3(f)(iii)), Buyer shall pay the Representative (to be paid by the Representative to the applicable Shareholders) the sum of the Final Tax Gross-up Estimates with respect to each Shareholder (the “Final Tax Gross-up Amount”) and shall deliver to the Representative a written calculation setting forth reasonable details of the calculation of the Final Tax Gross-up Amount with respect to each Shareholder.  Buyer, the Company, its Subsidiary and the Shareholders will use commercially reasonable efforts to cause the payment of the Final Tax Gross-up Amount to occur on or prior to December 31, 2012.

(vi)          On or before April 15, 2013, each Shareholder shall provide the Representative with such information (all of which shall be true, accurate and complete and, to the extent applicable, identical to the information contained in the federal, state and local income Tax Returns for the taxable year ending December 31, 2012, actually filed or to be filed by such Shareholder with any applicable Governmental Authority) as the Representative shall reasonably request or, if not so requested, as such Shareholder believes shall be reasonably necessary to enable the Representative to prepare hypothetical federal, state and local income Tax returns for such Shareholder for the taxable year ending December 31, 2012.  The Representative shall cause to be prepared hypothetical, true-up federal, state and local income Tax Returns for each such Shareholder which, in each case, set forth the income Tax liability for each such Shareholder (the “With/Without Tax Returns”).  The With/Without Tax Returns for a Shareholder shall be prepared in accordance with the procedures and assumptions set forth in Sections 2.3(f)(ii) and 2.3(f)(iii) and, based on the With/Without Tax Returns, the Representative will calculate the actual additional income Taxes to be incurred and paid by such Shareholder solely as a result of the Section 338(h)(10) Election.  Within 30 days after the receipt of all of the information from a Shareholder which the Representative has reasonably requested pursuant to this Section 2.3(f)(vi), the Representative shall provide Buyer with a calculation of the difference between the amounts each such Shareholder received in exchange for the Purchased Shares owned of record and beneficially by each such Shareholder compared to the amount that each such Shareholder is entitled to receive in accordance with this Agreement based on the With/Without Tax Returns (the “Tax True-up Amount”).  Buyer shall have 30 days after the receipt of the Tax True-up Amount to provide the Representative with written notice of any reasonable disagreement with the Tax True-up Amount.  If the Representative does not receive written notice of any disagreement with the Tax True-up Amount from Buyer within 30 days after receipt by Buyer of the Tax True-up Amount, then the Tax True-up Amount shall be treated as accepted by Buyer.  If Buyer and the Representative reasonably do not agree with the calculation of the Tax True-up Amount prepared by the Representative, and Buyer timely provides the Representative with written notice of such disagreement, then the Representative and Buyer shall try to resolve their differences.  If Buyer and the Representative are unable to resolve their differences within 10 days after the Representative’s receipt of written notice of any disagreement with the Tax True-up Amount from Buyer, then the matter in dispute shall be resolved as soon as practicable by an independent accounting firm mutually agreed to by Buyer and the Representative.  The resolution of the disagreement in accordance with this Section 2.3(f)(vi) shall be binding and conclusive upon the Shareholders, the Representative and Buyer without further appeal therefrom, and the Shareholders, the Representative and Buyer shall file all Tax Returns for the Company and its Subsidiary consistent with such resolution.  The Shareholders, on the one hand, and Buyer, on the other, shall bear equally the fees and expenses of such independent accounting firm with respect to this resolution.

(vii)        Within five days after Buyer and the Representative have agreed to the Tax True-up Amount (including, if applicable, within five days after the matter has been either deemed to be accepted by the Representative and the Shareholders or settled by an independent accounting firm mutually agreed to by Buyer and the Representative in a manner consistent with the procedures described in Section 2.3(f)(vi)), then (A) if the Tax True-up Amount indicates that the Final Tax Gross-up Amount with respect to a Shareholder should be increased, then Buyer shall pay the Representative (to be paid by the Representative to such Shareholder) the amount of such increase in the Final Tax Gross-up Amount as indicated on the Tax True-up Amount; and (B) if the Tax True-up Amount indicates that the Final Tax Gross-up Amount with respect to a Shareholder should be decreased, then the Representative shall pay to the Buyer the amount of such reduction in the Final Tax Gross-up Amount as indicated on the Tax True-up Amount.

(viii)       Except as provided under Section 2.3(f)(ix), after Buyer has paid the Final Tax Gross-up Amount determined under Section 2.3(f)(iii) and as adjusted by Sections 2.3(f)(vi) and 2.3(f)(vii), Buyer’s liability to pay the Tax Gross-up Amount to each Shareholder under this Section 2.3(f) shall be final and there shall be no further adjustment of the Tax Gross-up Amount or the Final Tax Gross-up Amount.

(ix)          If as the result of any claim, audit, examination or administrative or court proceeding relating to any audit or assessment or other dispute regarding the Section 338(h)(10) Election, the Tax Gross-up Amount (as adjusted by Sections 2.3(f)(vi) and 2.3(f)(vii)) paid by Buyer to any Shareholder was less than or greater than the Tax Gross-up Amount (as adjusted by Sections 2.3(f)(vi) and 2.3(f)(vii)) that Buyer would have paid to such Shareholder had the result of any such claim, audit, examination or administrative or court proceeding relating to any audit or assessment or other dispute regarding the Section 338(h)(10) Election been known at the time the Tax Gross-up Amount (as adjusted by Sections 2.3(f)(vi) and 2.3(f)(vii)) was paid by Buyer to such Shareholder, Buyer shall, in the case of any deficiency, promptly pay such deficiency to the Representative (for payment by the Representative to such Shareholder in accordance with the applicable change in the Tax Gross-up Amount with respect to such Shareholder) or such Shareholder shall, in the case of any such excess, promptly pay such excess to the Representative (for payment by the Representative to Buyer) (it being understood and acknowledged, however, that neither Buyer nor the Representative shall be obligated to pay to the other(s), or otherwise reimburse the other(s) for, any penalty, interest or similar charges in any way associated with any such claim, audit, examination or administrative or court proceeding relating to any audit or assessment or other dispute regarding the Section 338(h)(10) Election, whether paid or payable or received or receivable thereby).

(x)           If Buyer determines, in Buyer’s sole discretion, that Buyer would prefer that the Shareholders and Buyer not make the Section 338(h)(10) Election with respect to the purchase of 100% of the Purchased Shares, then (i) Buyer and the Shareholders shall not make the Section 338(h)(10) Election and (ii) Buyer shall, (A) to the extent Buyer has not previously paid the Tax Gross-up Amount prior to the date of its determination not to make the Section 338(h)(10) Election, not be required to pay the Tax Gross-up Amount to the Representative or to the Shareholders pursuant to this Agreement or otherwise, or (B) to the extent Buyer has paid the Tax Gross-up Amount prior to the date of its determination, notify the Representative of Buyer’s determination not to make the Section 338(h)(10) Election pursuant to Section 13.10, and the Representative shall promptly return the Tax Gross-up Amount within five Business Days of having been given notification by Buyer of such determination.

(xi)          Buyer, the Company, the Representative and the Shareholders agree to use commercially reasonable efforts to minimize as much as possible the Tax Gross-up Amount for each Shareholder in accordance with applicable Law and consistent with the intended purpose of this Section 2.3(f).

(xii)         Withholding.

(A)           To the extent that the payment of the Final Tax Gross-up Estimate, the Final Tax Gross-up Amount or the Tax True-up Amount to any Shareholder results in an underpayment of the non-resident withholding Taxes required to have been withheld with respect to that Shareholder (the “Underwithheld Amount”), then Buyer shall be entitled to withhold from each such payment to such Shareholder an amount equal to the Underwithheld Amount until the Underwithheld Amount has been reduced to zero.  Any such amounts withheld by Buyer shall be timely remitted by Buyer to the appropriate Governmental Authority.  In addition, to the extent that the Underwithheld Amount should exceed the amount of any future payment of the Final Tax Gross-up Estimate, the Final Tax Gross-up Amount or the Tax True-up Amount reasonably expected to be paid to such Shareholder, then such Shareholder shall pay to the Representative to be paid to Buyer the amount of such Underwithheld Amount to be timely remitted to the appropriate Governmental Authority.

(B)           To the extent that the payment of the Final Tax Gross-up Estimate, the Final Tax Gross-up Amount or the Tax True-up Amount to any Shareholder results in an overpayment of the non-resident withholding Taxes required to have been withheld with respect to that Shareholder (the “Overwithheld Amount”) and the Buyer has not already remitted such withholding amounts to the appropriate Governmental Authority, then the Buyer shall pay the amount of such Overwithheld Amount to the Representative to be paid by the Representative to the applicable Shareholder.

2.4.           Working Capital Adjustment.

(a)           At least five Business Days prior to the Closing Date, the Representative shall prepare and deliver to Buyer a draft Estimated Balance Sheet, which shall be prepared in accordance with GAAP applied consistently with the application thereof in the preparation of the Financial Statements, and a statement setting forth in reasonable detail the Representative’s calculation of the Estimated Net Working Capital and the Estimated Closing Cash based upon the draft Estimated Balance Sheet, which shall be prepared in accordance with the methodology set forth in Schedule 2.4.  The Estimated Balance Sheet and the calculation of the Estimated Net Working Capital and the Estimated Closing Cash shall be subject to Buyer’s review and approval, which shall not be unreasonably withheld, conditioned or delayed.  To the extent the sum of the Estimated Net Working Capital and the Estimated Closing Cash exceeds the Target Net Working Capital, then the portion of the Purchase Price paid by Buyer to the Shareholders at the Closing pursuant to Section 2.2(b)(iv) shall be increased by the amount of such excess.  To the extent the sum of the Estimated Net Working Capital and the Estimated Closing Cash is less than the Target Net Working Capital, then the portion of the Purchase Price paid by Buyer to the Shareholders at the Closing pursuant to Section 2.2(b)(iv) shall be reduced by the amount of such shortfall.

(b)           Within 60 days following the Closing Date, Buyer shall prepare and deliver to the Representative a draft Final Balance Sheet, which shall be prepared in accordance with GAAP applied consistently with the application thereof in the preparation of the Financial Statements, and a statement (the “Closing Statement”) setting forth in reasonable detail Buyer’s calculation of the Final Net Working Capital and the Final Closing Cash based upon the draft Final Balance Sheet, which shall be prepared in accordance with the methodology set forth in Schedule 2.4.

(c)           Following his receipt from Buyer of the draft Final Balance Sheet and the Closing Statement, the Representative shall have 30 days to review the draft Final Balance Sheet and the Closing Statement (and the Representative shall have the right, at his own cost, to examine the work papers and financial records used or generated in connection with the preparation of the draft Final Balance Sheet and the Closing Statement and such other documents as the Representative may reasonably request in connection with his review of the draft Final Balance Sheet and the Closing Statement) and to inform Buyer in writing of any disagreement that he may have with the draft Final Balance Sheet and the Closing Statement, which objection shall specify in reasonable detail the Representative’s disagreement with the draft Final Balance Sheet and the Closing Statement (the “Objection”).  If Buyer does not receive the Objection within such 30-day period, the draft Final Balance Sheet and the amount of the Final Net Working Capital and the Final Closing Cash set forth in the Closing Statement shall be deemed to have been accepted by the Representative and shall become binding upon the Shareholders, and the calculation of the Final Net Working Capital and the Final Closing Cash on the Closing Statement shall be the Final Net Working Capital and the Final Closing Cash, respectively.  If the Representative does timely deliver the Objection to Buyer, Buyer shall then have 15 days from the date of receipt of the Objection (the “Review Period”) to review and respond to the Objection (and Buyer shall have the right, at its own cost, to examine the work papers and financial records used or generated in connection with the preparation of the Objection and such other documents as Buyer may reasonably request in connection with its review of the Objection).  Buyer and the Representative shall attempt in good faith to resolve any disagreements with respect to the Final Balance Sheet and the determination of the Final Net Working Capital and the Final Closing Cash.  If Buyer and the Representative are unable to resolve all of their disagreements with respect to the Final Balance Sheet or the determination of the Final Net Working Capital and the Final Closing Cash within 10 days following the expiration of the Review Period, Buyer and the Representative shall promptly refer the dispute to the CPA Firm, which shall resolve such disagreements.  Buyer and the Representative shall direct the CPA Firm to use its reasonable best efforts to render its determination within 20 days after the dispute is first submitted to the CPA Firm.  The CPA Firm, acting as certified public accountants and not arbitrators, shall issue a determination which shall be conclusive and binding upon Buyer and the Representative.  Buyer and the Representative shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm.  The Final Balance Sheet, the Final Net Working Capital and the Final Closing Cash as determined by the CPA Firm shall be the Final Balance Sheet, the Final Net Working Capital and the Final Closing Cash, respectively.  The Closing Statement as agreed to by Buyer and the Shareholders or as determined by the CPA Firm shall be referred to as the “Final Closing Statement.”

(d)           To the extent that the sum of the Final Net Working Capital and the Final Closing Cash on the Final Closing Statement exceeds the sum of the Estimated Net Working Capital and the Estimated Closing Cash, then Buyer shall pay to the Shareholders (pro rata in accordance with their respective Percentage Interests) in cash, by wire transfer of immediately available funds to the account designated by the Representative in writing, the amount of such excess, and the Shortfall Amount will be released to the Shareholders pursuant to the terms of the Escrow Agreement.  To the extent that the sum of the Final Net Working Capital and the Final Closing Cash reflected on the Final Closing Statement is less than the sum of the Estimated Net Working Capital and the Estimated Closing Cash (the “Adjustment Shortfall”) and (i) the Shortfall Amount is greater than the Adjustment Shortfall (the amount of such excess, the “Shortfall Excess”), then in accordance with the terms of the Escrow Agreement, a portion of the Shortfall Amount equal to the Shortfall Excess will be released to the Shareholders (pro rata in accordance with their respective Percentage Interests) and the remainder of the Shortfall Amount shall be released to Buyer, and (ii) if the Shortfall Amount is less than the Adjustment Shortfall, (the amount of such shortfall, the “Shortfall Deficit”), then Buyer, at its option, (A) may require the Shareholders (pro rata in accordance with their respective Percentage Interests) to deliver to Buyer the Shortfall Deficit by wire transfer of immediately available funds to one or more accounts designated by Buyer in writing or (B) may (but, for the avoidance of doubt, is not required to) recover the Shortfall Deficit from the Escrow Amount pursuant to the procedures set forth in the Escrow Agreement, and in either case, the entire Shortfall Amount shall be released to Buyer pursuant to the terms of the Escrow Agreement.  All payments made pursuant to this Section 2.4(d) shall be made within five Business Days of the determination of the Final Net Working Capital and the Final Closing Cash as provided in Section 2.4(b), and all such payments shall be treated by Buyer, the Company and the Shareholders for Tax purposes as adjustments to the Purchase Price.

(e)           If any unresolved objections are submitted to the CPA Firm for resolution as provided in this Section 2.4, the fees and expenses of the CPA Firm shall be allocated between Buyer, on the one hand, and the Shareholders, on the other hand, based upon the relationship the contested amount not awarded to Buyer or the Shareholders, as the case may be, bears to the amount actually contested by Buyer or the Shareholders, as the case may be.  For example, if Buyer claims that the appropriate adjustments are $1,000 greater than the amount determined by the Representative, and if the CPA Firm ultimately resolves such claim by awarding to Buyer $300 of the $1,000 contested, then the fees, costs and expenses of the CPA Firm will be allocated 70% to Buyer and 30% to the Shareholders.

(f)           Any payments due under this Section 2.4 shall bear interest from the Closing Date to the date of actual payment(s) at a rate equal to the “prime rate” adjusted on a daily basis as published from time to time in The Wall Street Journal.

(g)           Notwithstanding any provision set forth in this Section 2.4 or elsewhere in this Agreement to the contrary, there is no general agreement between Buyer, on the one hand, and the Shareholders, on the other hand, to submit disputes under this Agreement to arbitration.

2.5.           Closing Deliveries.  At the Closing, the Shareholders shall deliver, or cause to be delivered, to Buyer those deliveries required to be made at or prior to the Closing pursuant to Section 7.8, and Buyer shall deliver, or cause to be delivered, to the Shareholders those deliveries required to be made at or prior to the Closing pursuant to Section 8.4.

ARTICLE III
REPRESENTATIONS AND WARRANTIES CONCERNING THE SHAREHOLDERS

Each Shareholder hereby represents and warrants, severally and not jointly, to Buyer as follows:

3.1.           Authorization; Enforceability.  He or she has full legal capacity and authority to execute and deliver this Agreement and the other documents and instruments required hereby to which he or she is party, and to perform his or her obligations under this Agreement and the other documents and instruments required hereby to which he or she is party.  This Agreement is, and the other documents and instruments required hereby to which he or she is a party will be, when executed and delivered by the parties thereto, his or her valid and binding obligation, enforceable against him or her in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

3.2.           No Violation or Conflict; Consents.

(a)           The execution, delivery and performance by him or her of this Agreement and all of the other documents and instruments contemplated hereby to which he or she is party do not and will not (assuming the Indebtedness set forth in subsection (x) of Schedule 4.7(a) is repaid at Closing in accordance with Section 2.2(b)(ii)):

(i)           violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under, or accelerate the performance required under, any Contract to which he or she is a party or by which any of his or her assets are bound or imposition of any Liens, with or without notice or lapse of time or both, on any of the Purchased Shares owned of record by him or her or, to his or her actual knowledge, after reasonable inquiry, any properties or assets owned or used by the Company or its Subsidiary; or

(ii)           violate, conflict with or result in a breach of or default under any provision of or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law, judgment, order or decree binding upon or applicable to him or her.

(b)           No notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary or is required to be made or obtained by him or her in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.3.           Title to Purchased Shares.

(a)           He or she is the record and beneficial owner of, and holds good and valid title to, the number of the Purchased Shares listed next to his or her name set forth in Schedule 4.4(a)(i), free and clear of any and all Liens other than Liens set forth in Schedule 4.4(a)(i).

(b)           Except with respect to the Shareholders’ Agreements that will be terminated upon, and pursuant to which he or she will release all claims from and after, the Closing pursuant to Sections 6.4 and 13.4, he or she is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require him or her to sell or otherwise dispose of, or grant any interest in, any of his or her Purchased Shares.  He or she is not a party to a voting trust, proxy or other Contract or understanding with respect to the voting of any of the Purchased Shares.

(c)           Upon the Closing, good and valid title to the Purchased Shares owned of record by him or her will pass, free and clear of any and all Liens, to Buyer.

3.4.           Litigation.  There is no Action or Governmental Order by any Governmental Authority of any kind pending or, to his or her actual knowledge, after reasonable inquiry, proposed or threatened against him or her that would adversely affect his or her performance under this Agreement or the other documents and instruments required hereby to which he or she is a party or the consummation of the transactions contemplated hereby or thereby.

3.5.           Shareholders’ Brokers’ Fees.  He or she has no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby and has not retained any broker or other intermediary to act on his or her behalf in connection with the transactions contemplated by this Agreement.

3.6.           Representation by Legal Counsel.  He or she has been advised by legal counsel (or has been provided with an adequate opportunity to engage legal counsel and has voluntarily made an informed decision not to seek the advice of legal counsel) in connection with the negotiation and execution of this Agreement, all documents and instruments to be executed by him or her pursuant to this Agreement and the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY AND ITS SUBSIDIARY

The Company and the Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

4.1.           Organization of the Company and its Subsidiary.  Each of the Company and its Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.  Each of the Company and its Subsidiary has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held.  Each of the Company and its Subsidiary is duly qualified or licensed to transact business as a foreign corporation and is in good standing, in each jurisdiction in which either the ownership or use of the assets and properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

4.2.           Authorization; Enforceability.  The Company has the full corporate power and authority to execute and deliver this Agreement and the other documents and instruments required hereby and to perform its obligations under this Agreement and the other documents and instruments required hereby.  The execution and delivery by the Company of this Agreement and each other document and instrument required hereby to be executed and delivered by it, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are required to authorize this Agreement or any of the documents or instruments required hereby or for the Company to consummate the transactions contemplated hereby or thereby.  This Agreement is, and the other documents and instruments required hereby to which the Company is a party will be, when executed and delivered by the parties thereto, the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

4.3.           No Violation or Conflict; Consents.

(a)           Except as set forth in Schedule 4.3(a) and assuming the Indebtedness set forth in subsection (x) of Schedule 4.7 is repaid at Closing in accordance with Section 2.2(b)(ii), the execution, delivery and performance by the Company of this Agreement and all of the other documents and instruments contemplated hereby to which the Company is party do not and will not:

(i)           breach or violate the organizational documents of the Company or its Subsidiary;

(ii)           violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under, or accelerate the performance required under, any Contract to which the Company or its Subsidiary is a party or by which either the Company’s or its Subsidiary’s assets are bound or imposition of any Liens, with or without notice or lapse of time or both, on any properties or assets owned or used by the Company or its Subsidiary; or

(iii)          violate, conflict with or result in a breach of or default under any provision of or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law, judgment, order or decree binding upon or applicable to the Company or its Subsidiary.

(b)           Except as set forth in Schedule 4.3(b), no notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary or is required to be made or obtained by the Company or its Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.4.           Capitalization of the Company and its Subsidiary; Ownership of Other Persons.

(a)           With respect to the Company:

(i)           The authorized equity capitalization of the Company consists of 200,000 shares of common stock, $1.00 par value per share.  The Purchased Shares represent all of the issued and outstanding shares of capital stock of the Company with no treasury shares held by the Company.  The Purchased Shares have been duly and validly issued, are fully paid and non-assessable and are held of record by the Shareholders as set forth in Schedule 4.4(a)(i).  None of the Purchased Shares was issued in violation of any preemptive or similar right of any Person or in violation of any Contract, and all of the Purchased Shares were offered and sold in compliance with all applicable federal and state securities Laws.

(ii)           There is no outstanding or authorized option, warrant, purchase right, subscription right, conversion right, exchange right or other Contract that could require the Company (i) to offer, issue or transfer, or to redeem or otherwise acquire, any of its capital stock or (ii) to issue a security that is convertible into or exchangeable for any capital stock of the Company.  Other than the Shareholders’ Agreements, there is no voting trust, proxy or other Contract or understanding with respect to the voting of the capital stock of the Company.

(iii)           The Company does not have any existing or contingent obligation to any Person with respect to, or any Contract relating to, any stock appreciation, phantom stock, profit participation or similar right.

(b)           With respect to the Subsidiary:

(i)            The total authorized equity capitalization and the issued and outstanding shares of capital stock of the Subsidiary (the “Subsidiary Shares”) are set forth in Schedule 4.4(b)(i).  Other than the Subsidiary Shares, no other equity securities of the Subsidiary are outstanding.  All of the Subsidiary Shares are owned of record and beneficially by the Company free and clear of all Liens.

(ii)           All of the Subsidiary Shares that are outstanding were duly authorized and validly issued and are fully paid and non-assessable.

(iii)           None of the Subsidiary Shares were issued in violation of any preemptive or similar right of any Person or in violation of any Contract, and all of the Subsidiary Shares were offered and sold in compliance with all applicable federal and state securities Laws

(iv)           None of the Subsidiary Shares are reserved for issuance, and there is no option, warrant, purchase right, subscription right, conversion right, exchange right or other Contract that could require the Subsidiary (A) to offer, issue or transfer, or to redeem or otherwise acquire, any of its capital stock or (B) to issue a security that is convertible into or exchangeable for any of the Subsidiary Shares.

(v)           There is no voting trust, proxy or other Contract or understanding with respect to the voting of the Subsidiary Shares (other than voting provisions in the organizational documents of the Subsidiary).

(c)           Neither the Company nor its Subsidiary owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Company’s ownership of all of the Subsidiary Shares) or any direct or indirect equity or ownership interest in any other business.

4.5.           Litigation.

(a)           Except as set forth in Schedule 4.5(a), there is no Action or Governmental Order of any kind pending or, to the Knowledge of the Shareholders, proposed or threatened, nor at any time during the past five years has there been any such Action or Governmental Order pending or, to the Knowledge of the Shareholders, proposed or threatened (i) against either the Company or its Subsidiary, (ii) relating to the Business, Assets, properties or products of the Company and its Subsidiary, (iii) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or (iv) that could reasonably be expected to result in a revocation, cancellation, suspension or adverse modification of any Permit held by either the Company or its Subsidiary that is necessary to conduct the Business as currently conducted.

(b)           The Company has provided to Buyer true and complete copies of all pleadings and all material correspondence and other material documents relating to each item set forth in Schedule 4.5(a).

4.6.           Condition, Sufficiency of and Title to Assets.

(a)           The Assets of the Company and its Subsidiary, including the Real Property, together constitute all of the assets necessary to operate the Business in the manner presently operated by them in the manner that the Business has been conducted for the periods reflected in the Financial Statements.

(b)           The Company has maintained, and has caused its Subsidiary to maintain, the Fixed Assets in accordance with sound business practices.  The Fixed Assets are in good operating condition and repair, subject to ordinary wear and tear, and are fit for use in accordance with the past practice of the Company and its Subsidiary.  The Fixed Assets are structurally sound, are in good operating condition and repair, are free from known defects and are sufficient for the uses to which they are being put, and none of the Fixed Assets is in need of maintenance or repairs or replacements, except for ordinary, routine maintenance and repairs that are not material in nature or cost.  To the Knowledge of the Shareholders, there are no facts, reports, tests, analyses or conditions affecting or relating to the Fixed Assets that indicate any problem with, or could interfere in any respect with, the use, occupancy or operation of the Fixed Assets as currently used, occupied or operated by the Company or its Subsidiary.

(c)           The Company and its Subsidiary hold and own valid title to, have valid leasehold interests in or have valid licenses to use all of the Assets free and clear of all Liens other than Permitted Liens or Liens that will be released at the Closing.  Upon Buyer’s payment of the Purchase Price, good and valid title to the Assets, free and clear of any and all Liens except for Permitted Liens, will pass to Buyer, and Buyer will hold good and valid title to the Assets, free and clear of any and all Liens except for Permitted Liens.  The Assets include all tangible and intangible assets, contracts and rights necessary or desirable for the operation of the Business in accordance with the past practice of the Company and its Subsidiary.

4.7.           Contracts.

(a)           Schedule 4.7(a) contains a true and complete list of all Material Contracts (or, in the case of oral Contracts, true and complete written summaries of the terms), including all amendments or modifications thereto.  “Material Contract” means any Contract to which either the Company or its Subsidiary is a party, by which either the Company or its Subsidiary is bound or by which any of their respective properties or assets is subject and that falls in any of the following categories:

(i)           all Contracts that provide any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including Contracts containing what are generally referred to as “most favored nation” or “meet or release” provisions;

(ii)           all requirements or minimum purchase or “take or pay” Contracts, pursuant to which either the Company or its Subsidiary has certain minimum purchase obligations from any supplier or any customer has certain minimum purchase obligations from either the Company or its Subsidiary;

(iii)          all Contracts for the purchase or sale of inventory, materials, supplies, merchandise, machinery, equipment, parts or other property, assets, or services (including stocking agreements) requiring aggregate future payments or involving aggregate future receipts in excess of $50,000;

(iv)          all Contracts with suppliers involving payments in excess of $50,000 on an annual basis, including open work orders and purchase orders in excess of $50,000;

(v)           all other Contracts with customers involving payments in excess of $50,000 on an annual basis, including open purchase orders and invoices in excess of $50,000;

(vi)          all distribution, dealer, sales representative or sales agency Contracts involving payments on an annual basis in excess of $50,000;

(vii)         all Contracts in excess of $50,000 in the backlog of either the Company or its Subsidiary for which work has not yet commenced (which list of such Contracts in subsection (vii) of Schedule 4.7(a) also includes an accurate description of the projects awarded to either the Company or its Subsidiary thereunder, the expected start dates thereof and the expected revenues therefrom);

(viii)        all Contracts, or series of related Contracts, that have a term remaining of more than one year from the date of this Agreement and that could reasonably be anticipated to require aggregate annual payments, contingent or otherwise, to or from either the Company or its Subsidiary in excess of $50,000;

(ix)          all Contracts that create an indemnification or similar obligation that could foreseeably result in a payment by either the Company or its Subsidiary in excess of $50,000;

(x)           all Contracts relating to Indebtedness of either the Company or its Subsidiary;

(xi)          all Contracts granting or evidencing Liens (other than Permitted Liens) on any properties or assets of either the Company or its Subsidiary;

(xii)         all Contracts for, or setting forth any of the terms or conditions related to, the employment or termination of employment of any Employee, consultant or independent contractor of either the Company or its Subsidiary (including former employees, consultants or independent contractors to the extent the terms of such Contracts bind any of the parties thereto);

(xiii)        all Contracts (A) that purport to limit or restrict the ability of either the Company or its Subsidiary to enter into or engage in any market or line of business, other than any Contract that may be terminated or cancelled by any party thereto on 90 days’ or less notice without payment of any material penalty or other payment obligation; or (B) by which any officer, director, shareholder or Employee or, to the Knowledge of the Shareholders, any agent, consultant or contractor of either the Company or its Subsidiary is bound that purport to limit the ability of any of the foregoing to engage in or continue any conduct, activity or practice relating to the Business;

(xiv)        all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

(xv)         all Leases;

(xvi)        all other leases or licenses related to tangible, intangible or mixed property, including IP Licenses and Software Licenses, that involve an annual commitment or payment of more than $50,000 individually or are otherwise material to the conduct of the Business;

(xvii)       all Contracts or other arrangements regarding nondisclosure or confidentiality;

(xviii)      all joint venture or partnership Contracts, cooperative agreements and other Contracts providing for the sharing of any profit of the Company, its Subsidiary or any such joint venture or partnership; and

(xix)         all general and special powers of attorney (which list of such Contracts in subsection (xix) of Schedule 4.7(a) also includes an accurate description of the names of all Persons holding such powers of attorney and a summary of the terms thereof).

(b)           The Company has provided to Buyer true and complete copies of each Material Contract (or, in the case of oral Material Contracts, true and complete written summaries of the terms), including all amendments, modifications, guarantees or waivers thereto to the extent they remain in effect.

(c)           Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company or its Subsidiary, and, to the Knowledge of the Shareholders, the other party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).  Except as set forth in Schedule 4.7(c), no event has occurred or circumstances exist that could, with the passage of time or compliance with any applicable notice requirements or both, constitute a default under, result in a violation or breach of, or give any right to accelerate, modify, cancel or terminate any Material Contract by either the Company or its Subsidiary or, to the Knowledge of the Shareholders, by any other party under any Contract, and, to the Knowledge of the Shareholders, no party to any such Material Contract intends to cancel, terminate or exercise any option under any such Material Contract, and there are no disputes in connection therewith.  The Company and its Subsidiary have not made any prior assignment of any Material Contract or any of their rights or obligations thereunder.

4.8.           Financial Statements; CapEx Budget.

(a)           Schedule 4.8(a) sets forth true and complete copies of the (i) unaudited consolidated balance sheet of the Company and its Subsidiary as of August 31, 2012, and the related unaudited consolidated statements of income and stockholders’ equity for the eight months then ended, and (ii) the audited consolidated balance sheet of the Company and its Subsidiary as of December 31, 2011, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended (collectively, the “Financial Statements”).  The Financial Statements fairly present the consolidated financial position, results of operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiary as of the respective dates thereof and for the periods referred to therein, and were prepared in accordance with GAAP consistently applied throughout the periods indicated (except, in the case of unaudited financial statements, for the absence of notes and normal recurring year-end adjustments).

(b)           Schedule 4.8(b) sets forth the proposed monthly budget for capital expenditures of the Company and its Subsidiary for the fiscal year ending December 31, 2012 (the “CapEx Budget”), and the Company and its Subsidiary, as applicable, have made capital expenditures consistent with the CapEx Budget.

4.9.           Customers and Suppliers.

(a)           Schedule 4.9(a) sets forth a true and complete list of the top 25 customers of the Business (the “Major Customers”) as determined by the total annual sales thereto during the current fiscal year and the most recently ended fiscal year.  Neither the Company nor its Subsidiary is a party to any outstanding dispute with any of the Major Customers set forth in Schedule 4.9(a), and no Major Customer has ceased or has indicated to the Company or its Subsidiary that it will cease to do business with the Company or its Subsidiary or that it will refuse to do business with Buyer or its Affiliates after the Closing.  Neither the Company nor its Subsidiary has received notice of, nor, to the Knowledge of the Shareholders, is there threatened, any loss of more than $50,000 of annual sales to any of the Major Customers.

(b)           Schedule 4.9(b) sets forth a true and complete list of the top 10 suppliers of goods and services to the Business (the “Major Suppliers”) as determined by the total annual purchases therefrom during the current fiscal year and the most recently ended fiscal year.  Neither the Company nor its Subsidiary is a party to any outstanding dispute with any of the Major Suppliers, and no Major Supplier has ceased or has indicated to the Company or its Subsidiary that it will cease to do business with either the Company or its Subsidiary or that it will refuse to do business with Buyer or its Affiliates after the Closing.  Neither the Company nor its Subsidiary has received notice of, nor, to the Knowledge of the Shareholders, is there threatened, any material increase in the price or decrease in the available supply of any good or service supplied by any of the Major Suppliers.

4.10.         Absence of Undisclosed Liabilities.  Neither the Company nor its Subsidiary has as of December 31, 2011, nor has either the Company or its Subsidiary incurred since that date, any liability or obligation of any kind, character or description (whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not such liabilities and obligations are required to be accrued on the Company’s and its Subsidiary’s financial statements) other than liabilities or obligations that (i) were accrued or reserved against on the balance sheet included in the Financial Statements as of December 31, 2011; (ii) were current liabilities incurred after December 31, 2011 in the ordinary course of business consistent with past practice; or (iii) have been discharged or paid in full prior to the date hereof.

4.11.         Real Property.

(a)           Title to Owned Real Property.  The Company and its Subsidiary own and hold good, valid and marketable title to the Owned Real Property set forth in Schedule 4.11(a), free and clear of any and all Liens, except for Permitted Liens.

(b)           Leased Real Property.  Schedule 4.11(b) sets forth the address of each Leased Real Property and a true and complete list of all Leases for each Leased Real Property.  Except as set forth in Schedule 4.11(b), neither the Company nor its Subsidiary leases, subleased, licenses or occupies any real property not owned by the Company or its Subsidiary.  Except as set forth in Schedule 4.11(b), with respect to each of the Leases for each Leased Real Property:  (i) the Company or its Subsidiary has a valid leasehold interest in the Leased Real Property to which such Lease applies; (ii) such Lease is legal, valid, binding and enforceable in accordance with its terms and in full force and effect and has not been modified; (iii) the transactions contemplated hereby do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iv) neither the Company nor its Subsidiary nor, to the Knowledge of the Shareholders, any other party to such Lease is in breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default or permit the termination, modification or acceleration of rent under such Lease; (v) the Company’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Property to which such Lease applies has not been disturbed and there are no disputes with respect to such Lease; (vi) no security deposit or portion thereof has been applied in respect of a breach or default under such Lease that has not been redeposited in full; (vii) the other party to such Lease is not in any way affiliated with either the Company or its Subsidiary; and (viii) neither the Company nor its Subsidiary has collaterally assigned or granted any security interest in such Lease or any interest therein.

(c)           No Additional Property Interests.  Other than the Owned Real Property set forth in Schedule 4.11(a) and Leased Real Property set forth in Schedule 4.11(b), the Company and its Subsidiary do not have any other interest in real property, whether owned, leased or otherwise, and the Owned Real Property and Leased Real Property constitute all of the real property necessary to operate the Business as currently operated.

(d)           Condition of Owned Real Property and Leased Real Property.  Except as set forth in Schedule 4.11(d):

(i)           the Owned Real Property and the Leased Real Property and the Company’s or its Subsidiary’s current occupancy and use thereof do not violate in any material respect any applicable Law, Governmental Order, Permit or Lien, and neither the Company nor its Subsidiary has received any notices of any violation of any applicable Law, Governmental Order, Permit or Lien relating to such occupancy and use;

(ii)           neither the Company nor its Subsidiary has leased any portion of the Owned Real Property or assigned or subleased any Lease or any part, portion or interest in the Leased Real Property, and there are no third parties in possession of all or any portion of the Owned Real Property or the Leased Real Property that are not entitled thereto;

(iii)          the Owned Real Property and the Leased Real Property (A) are now and will be at the time of the Closing in good operating order and condition and repair, except for normal wear and tear, and (B) are supplied with reliable and adequate utilities and other services (both in quantity and quality) necessary for the current occupancy and use of thereof;

(iv)          the Owned Real Property and the Leased Real Property either (A) are freely accessible directly from public streets, or (B) use adjoining private land to access the same in accordance with valid, permanent, irrevocable and appurtenant easements benefiting the same, and there is, to the Knowledge of the Shareholders, no condition that would result in the termination or impairment of such access, and such access is sufficient for the operation of the Business as currently operated;

(v)           none of the Shareholders, the Company nor its Subsidiary owes or will owe in the future any brokerage commissions or finders’ fees with respect to the Owned Real Property or the Leased Real Property; and

(vi)          there is no condemnation, expropriation, eminent domain proceeding or any other legal proceeding of any kind pending or, to the Knowledge of the Shareholders, threatened against any of the Owned Real Property or the Leased Real Property, or any portion thereof.

(e)           Real Property Related Documentation. The Company has provided to Buyer true and complete copies of the following to the extent in the Company’s or its Subsidiary’s possession or reasonable control:  (i) all certificates of occupancy and other material permits, variances, applications, documents certifying the payment of any applicable real estate tax, other approvals and licenses for all or any part of the Owned Real Property or the Leased Real Property; (ii) all material architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints; (iii) all policies of title insurance on the Owned Real Property or the Leased Real Property; (iv) all vesting deeds for the Owned Real Property and Leases for the Leased Real Property; (v) all existing Phase I, Phase II or other environmental reports or studies in draft or final form relating to the Owned Real Property or the Leased Real Property; and (vi) the most recent survey or surveys relating to the Owned Real Property or the Leased Real Property.

4.12.        Intellectual Property; Software.

(a)           Schedule 4.12(a) sets forth a true and complete list of all patent, trademark, copyright or other registrations, industrial designs, domain names and any applications for any of the foregoing that are owned by the Company or its Subsidiary (collectively the “Registered IP”) and all unregistered trademarks and service marks owned by the Company or its Subsidiary.

(b)           The Company and its Subsidiary own and possess the entire right, title and interest in and to all owned Intellectual Property, including the right to use the “AACOA” name, free and clear of all Liens.  The Company and its Subsidiary have all necessary licenses, rights, permissions and authorizations to use all licensed Intellectual Property.

(c)           Neither the Company nor its Subsidiary has (i) infringed or misappropriated any Intellectual Property of any other Person, (ii) received any notice of infringement, misappropriation or conflict with respect to any Intellectual Property of any other Person (including any demands or unsolicited offers to license any Intellectual Property from any other Person), (iii) received any notice challenging or questioning the validity, enforceability, use or ownership of any Intellectual Property, (iv) threatened any Person of infringing or misappropriating any of its Intellectual Property or (v) granted any Person rights to any of its material Intellectual Property.

(d)           To the Knowledge of the Shareholders, no Person is infringing upon or misappropriating any material Intellectual Property owned or otherwise used by the Company or its Subsidiary.

(e)           All necessary registration, maintenance and renewal fees currently due in connection with the Registered IP have been paid, and all necessary documents, records and certifications in connection with the Registered IP have been filed with the relevant patent, copyright, trademark or other Governmental Authorities for the purpose of maintaining the industry and intellectual property rights relating thereto.  No IP Licenses are in effect between the Company and its Subsidiary, on the one hand, and any other Person, on the other hand, and there are no royalties, fees or other payments payable by the Company or its Subsidiary to any Person by reason of the ownership, development, use, license, sale or disposition of the Registered IP or any unregistered trademarks and service marks owned (or formerly owned) by the Company or its Subsidiary.

(f)           To the Knowledge of the Shareholders, no unauthorized disclosure of any confidential or proprietary information of the Company or its Subsidiary has occurred.

(g)           The current Employees and former employees of the Company and its Subsidiary do not currently create, and have not created, Intellectual Property resulting from their services for the Company and therefore have not executed a “work for hire” or legally equivalent agreement related to the assignment of such Intellectual Property to the Company or its Subsidiary.

(h)           The Company and its Subsidiary have taken all commercially reasonable actions to maintain and protect all of their Intellectual Property, including paying all maintenance, annuity and applicable fees of Governmental Authorities required to maintain their registered Intellectual Property registrations in force and maintaining the secrecy of their trade secrets and other confidential or proprietary information.

(i)            Schedule 4.12(i) sets forth a true and complete list of all Software used by the Company or its Subsidiary in connection with the operation of the Business (other than off-the-shelf Software Licenses) and accurately identifies which of such Software is owned by the Company or its Subsidiary, if any, and which is licensed to or by the Company or its Subsidiary and the name of the owner, the licensee and/or the licensor, as applicable.  The Company and its Subsidiary own and possess the entire right, title, and interest in and to such Software (including to the off-the shelf Software Licenses), free and clear of all Liens, not subject to any co-ownership, right to use or joint development interests of any other Persons, and, immediately following the Closing, the Company and its Subsidiary will continue to own and possess the entire right, title and interest in and to all such Software, free and clear of all Liens.  The Company and its Subsidiary are in material compliance with, and have operated the Business so as to comply with, all terms of all Software Licenses governing such Software.  To the Knowledge of the Shareholders, no party to any such Software License has given the Company or its Subsidiary written notice of its intention to cancel, terminate or fail to renew any such Software License.

4.13.        Books and Records.  The books and records of the Company and its Subsidiary, all of which have been made available to Buyer, are complete and correct in all material respects, reflect actual, bona fide transactions and have been maintained in accordance with the Company’s and its Subsidiary’s normal business practices.

4.14.        Affiliated Transactions.  Except as set forth in Schedule 4.14, there are no Contracts, and since January 1, 2007 there have not been any transactions, between (a) the Company and its Subsidiary or (b) the Company or its Subsidiary, on the one hand, and any Affiliate, shareholder, officer or director of the Company or its Subsidiary or any immediate family member of any of the foregoing Persons, on the other hand.

4.15.        Insurance.

(a)           Schedule 4.15(a) sets forth a true and complete list of all insurance policies for the benefit of or providing coverage with respect to the Company or its Subsidiary or any of their respective assets (including policies providing property, casualty, liability and workers’ compensation coverage and bond and surety arrangements and including all self-insured or co-insurance programs) (the “Company Insurance Policies”), which are in such amounts, are with such deductibles and protect against such risks and losses as are customary and reasonable for the Business.  All of the Company Insurance Policies are in full force and effect, all premiums that are due and payable with respect thereto have been paid, and no written notice of denial of coverage, cancellation, or termination has been received with respect thereto.  Neither the Company nor its Subsidiary has received written notice of cancellation of any of the Company Insurance Policies for the past five years and, to the Knowledge of the Shareholders, no threat has been made to cancel any insurance policy related to the Company or its Subsidiary during such period.  There have been no gaps in the insurance coverage of the Company or its Subsidiary.

(b)           Schedule 4.15(b) sets forth a true and complete list of all claims over $25,000 made by or on behalf of the Company or its Subsidiary under any of the Company Insurance Policies during the past five years.

4.16.         Tax Matters.

(a)           Except as set forth in Schedule 4.16(a):

(i)            neither the Company nor its Subsidiary nor any Person to whose liabilities the Company or its Subsidiary has succeeded has ever filed a consolidated federal income Tax Return or a consolidated, unitary or combined state income Tax Return, or been included in any such Tax Return filed by another Person;

(ii)            each of the Company and its Subsidiary and any Person to whose liabilities either the Company or its Subsidiary has succeeded has timely filed all Tax Returns required to have been filed by or for it, and all information set forth in such Tax Returns is correct and complete in all material respects;

(iii)           each of the Company and its Subsidiary and any Person to whose liabilities either the Company or its Subsidiary has succeeded has paid all Taxes due and payable by it (whether or not shown on any Tax Return);

(iv)           neither the Company nor its Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return;

(v)            no claim has ever been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary is or may be subject to taxation by that jurisdiction;

(vi)           there are no unpaid Taxes due and payable by either the Company or its Subsidiary or by any other Person that are or could become a lien on any asset of, or otherwise adversely affect the business, properties or financial condition of, the Company or its Subsidiary;

(vii)          each of the Company and its Subsidiary and any Person to whose liabilities either the Company or its Subsidiary has succeeded is in compliance in all material respects with, and the Company’s and its Subsidiary’s records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable Tax information reporting and Tax withholding requirements;

(viii)         the Financial Statements and the Final Balance Sheet fully and properly reflect, as of their respective dates, the liabilities of the Company and its Subsidiary for all periods ending on or before such dates and have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except, in the case of unaudited financial statements, for the absence of notes and normal recurring year-end adjustments), and the books and records of the Company and its Subsidiary fully and properly reflect all liabilities for Taxes for all periods after the dates of the Financial Statements;

(ix)           neither the Company nor its Subsidiary has granted (nor is it subject to) any waiver currently in effect of the period of limitations for the assessment or collection of Tax, no unpaid Tax deficiency has been asserted against or with respect to either the Company or its Subsidiary or (insofar as either the Company or its Subsidiary may be liable therefor) any Person to whose liabilities either the Company or its Subsidiary has succeeded, and there is no pending examination, administrative or judicial proceeding, or deficiency or refund litigation, with respect to any Taxes of either the Company or its Subsidiary or for which either the Company or its Subsidiary may be liable;

(x)            neither the Company nor its Subsidiary has made or entered into, and does not hold any asset subject to, a consent filed pursuant to former Section 341(f) of the Code and the regulations thereunder or a “safe harbor lease” subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder, nor does the Company or its Subsidiary hold any asset that is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code;

(xi)           neither the Company nor its Subsidiary is required to include in income any amount from an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state Law;

(xii)          neither the Company nor its Subsidiary is a party to, or obligated under, any agreement or other arrangement providing for the payment of any amount that would be an “excess parachute payment” under Section 280G of the Code;

(xiii)         since December 31, 2007, neither the Company nor its Subsidiary, nor any Person to whose liabilities either the Company or its Subsidiary has succeeded, has distributed to its shareholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies, nor has any stock or securities of either the Company or its Subsidiary or any such Person been distributed in such a transaction;

(xiv)        neither the Company nor its Subsidiary is a party to, or obligated under, any Tax-sharing, Tax-allocation, or Tax-indemnity agreement;

(xv)          each of the Company and its Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code;

(xvi)          the income Tax Returns of the Company and its Subsidiary, copies of which have been provided to Buyer, accurately set forth the amounts of all losses and Tax credits available to be carried forward, and none of such losses or credits is subject to any limitation under Section 382 or 383 of the Code or any other provision of federal, state or foreign Law;

(xvii)        neither the Company nor its Subsidiary nor any Person to whose liabilities either the Company or its Subsidiary has succeeded has engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or any predecessor regulation, and each of the Company and its Subsidiary has properly disclosed in its federal income Tax Returns all “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b)(1), any predecessor regulation, or any similar provision of state or foreign Law;

(xviii)       neither the Company nor its Subsidiary has received any private letter ruling from the IRS (or any comparable ruling from any other taxing authority);

(xix)          neither the Company nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) executed on or prior to the Closing Date; (B) installment sale or open transaction disposition made on or prior to the Closing Date; or (C) prepaid amount received on or prior to the Closing Date;

(xx)           the Company has been a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code (and all comparable provisions of applicable state and local Tax Law) at all times since January 1, 1984 (the “S Corporation Election Date”) and the Company will be an S corporation up to and including the Closing Date;

(xxi)          the Company redeemed all of its issued and outstanding shares of Class B common stock prior to the S Corporation Election Date and since the S Corporation Election Date, has not issued any shares of Class B common stock or any other class of capital stock in the Company other than shares of the Company’s common stock, $1.00 par value per share;

(xxii)         the Subsidiary has been a valid “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code (and all comparable provisions of applicable state and local Tax Law) at all times since October 17, 1997 and will be a qualified subchapter S subsidiary up to and including the Closing Date;

(xxiii)        neither the Company nor its Subsidiary will be liable for any Tax under Section 1374 of the Code (and all comparable provisions of applicable state and local Tax Law) in connection with the deemed sale of the Company’s assets (including the assets of the Subsidiary) caused by the Section 338(h)(10) Election; and

(xxiv)       neither the Company nor its Subsidiary has, in the past 10 years: (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

(b)           Schedule 4.16(b) sets forth a true and complete list of all material Tax elections, consents and agreements made by or affecting either the Company or its Subsidiary or any Person to whose liabilities either the Company or its Subsidiary has succeeded that will be in effect after the Closing Date, lists all material types of Taxes paid and Tax Returns filed by or on behalf of either the Company or its Subsidiary or any such Person, expressly indicates each Tax with respect to which either the Company or its Subsidiary or any such Person is or has been included in a consolidated, unitary or combined Tax Return, and describes the status of all examinations, administrative or judicial proceedings, and litigation with respect to any Taxes of each of the Company and its Subsidiary or for which it may be liable.  True and complete copies of the material documentation relating to the items set forth in Schedule 4.16(b) have been provided to Buyer.

4.17.         Compliance with Law; Certain Practices.

(a)           The Company and its Subsidiary are and have been in compliance with all Laws and Orders that are or were applicable to them in connection with the operation of the Business and use of their Assets.  Neither the Company nor its Subsidiary has received any notice or other communication (whether written or oral) from any Governmental Authority or any other Person regarding any actual or possible violation of or failure to comply with any applicable Law or Order.

(b)           Without limiting the generality of Section 4.17(a):

(i)            Neither the Company nor its Subsidiary nor any officer, director, shareholder, employee, independent contractor, consultant or agent or any other Person acting on behalf of either the Company or its Subsidiary has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to:  (i) any foreign, federal, state, provincial or local governmental official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or subdivision thereof; or (ii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, in the case of both of the preceding clauses (i) and (ii) in order to assist either the Company or its Subsidiary to obtain or retain business for or direct business to either the Company or its Subsidiary under circumstances that would subject either the Company or its Subsidiary to liability under the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any corresponding foreign Law.

(ii)            Neither the Company nor its Subsidiary nor any officer, director, shareholder, employee, independent contractor, consultant or agent or any other Person acting on behalf of either the Company or its Subsidiary has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier or any official or employee of any other Person who was, is or may be in a position to help or hinder the business of the Company and its Subsidiary (or assist in connection with any actual or proposed transaction) that: (i) would reasonably be expected to violate or conflict with the code of ethics, code of conduct or other similar policy of such customer, supplier or other Person; (ii) would reasonably be expected to subject either the Company or its Subsidiary to any damage or penalty in any legal proceeding; (iii) if not given in the past, would reasonably be expected to have had a material effect on the Business; or (iv) if not continued in the future, would reasonably be expected to have a material effect on the Business.

4.18.         Permits.

(a)           Schedule 4.18(a) contains a complete and accurate list of each Permit that is held by the Company and its Subsidiary in connection with the operation of the Business or that otherwise relates to the Business (other than Permits required under Environmental Laws that are set forth in Schedule 4.19(g) and as to which compliance matters are covered by Section 4.19).

(b)           (i) Each Permit listed on Schedule 4.18(a) is valid and in full force and effect; (ii) the Company and its Subsidiary are, and at all times have been, in material compliance with all of the terms and requirements of each Permit identified on Schedule 4.18(a) and (iii) neither the Company nor its Subsidiary has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Permit or any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit.  To the Knowledge of the Shareholders, no event has occurred or circumstance exists that may (with or without notice or lapse of time) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Permit listed on Schedule 4.18(a) or result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed on Schedule 4.18(a).  All applications required to have been filed for the renewal of the Permits listed on Schedule 4.18(a) have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.  The Permits listed on Schedule 4.18(a) collectively constitute all of the Permits necessary to permit the Company and its Subsidiary to lawfully operate the Business in the manner in which the Company and its Subsidiary currently operate the Business and to permit them to own and use the assets used in the operation of the Business in the manner in which the Company and its Subsidiary currently own and use such assets (other than Permits required under Environmental Laws that are set forth in Schedule 4.19(g)).

4.19.         Environmental Matters.

(a)           The Company and its Subsidiary and, to the Knowledge of the Shareholders, all predecessors thereto, are and have at all times been in  compliance with all Environmental Laws and all Environmental Permits affecting, or relating to, the Business.

(b)           Neither the Company nor its Subsidiary, nor, to the Knowledge of the Shareholders, any other Person, has Released any Hazardous Substance on, under, at, to, from or in any way affecting the Owned Real Property or the Leased Real Property or any other real property previously owned, leased or operated at any time by the Company or its Subsidiary (during such time that either the Company or its Subsidiary owned, leased or operated such previously owned, operated and leased assets or real property).

(c)           All activity to close, remove, remediate or dispose (as applicable) of any land fills, underground or aboveground storage tanks, surface impoundments, disposal areas or friable asbestos materials by the Company or its Subsidiary, and, to the Knowledge of the Shareholders, all predecessors thereto, was conducted in compliance with Environmental Laws.

(d)           There has not been at any time any (i) off-site shipment of any Hazardous Substances by either the Company or its Subsidiary or, to the Knowledge of the Shareholders, any predecessors thereto that currently gives rise to, or could reasonably be expected to give rise to, liabilities or obligations under any Environmental Law or (ii) land fill, underground or aboveground storage tanks, underground piping, surface impoundments, disposal areas or friable asbestos material on, under, at or in any way affecting the Assets, the Owned Real Property or the Leased Real Property or any other assets or real property previously owned, leased or operated by either of the Company or its Subsidiary or, to the Knowledge of the Shareholders, any predecessors thereto that requires any Remedial Action.

(e)           No written notice, notification, demand, inquiry, request for information, citation, summons or order has been received, no complaint, claim, cause of action, governmental order has been filed, no penalty has been assessed and, as of the date of this Agreement, no investigation, action, claim, suit, proceeding or review is pending, or, to the Knowledge of the Shareholders, threatened in writing by any Governmental Authority or other Person relating to the Company or its Subsidiary or, to the Knowledge of the Shareholders, any predecessor thereto and relating to or arising out of any violation of Environmental Law or Release or threatened Release of any Hazardous Substance.

(f)           Neither the Company nor its Subsidiary nor, to the Knowledge of the Shareholders, any predecessor thereto, is subject to any judgment, decision, consent decree, injunction, ruling, writ or order of any Governmental Authority with respect to matters subject to regulation under any Environmental Law.

(g)           (i) The Company and its Subsidiary have received or secured (or, in the case of permits-by-rule, qualified for) in a timely manner all Permits required under Environmental Laws to operate the Business and the assets and processes as currently operated, and use the assets and processes as currently used in compliance with Environmental Laws; (ii) each Permit required under Environmental Laws is set forth in Schedule 4.19(g) and is currently in full force and effect; (iii) the Company and its Subsidiary are in compliance with the terms and conditions of each Permit set forth in Schedule 4.19(g) (including any plans and sampling required thereunder); and (iv) all applications for the renewal of each Permit set forth in Schedule 4.19(g) have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings and reports required to have been made with respect to each Permit set forth in Schedule 4.19(g) have been duly made on a timely basis with the appropriate Governmental Authority.  Neither the Company nor its Subsidiary is aware of any proposed changes in Environmental Laws that requires or would reasonably be expected to require either the Company or its Subsidiary to obtain any further Permits required under Environmental Laws or seek to modify any Permits set forth in Schedule 4.19(g) currently held.

(h)           The Permits set forth in Schedule 4.19(g) will not be terminated, invalidated or otherwise negatively affected as a result of the transactions contemplated by this Agreement, and no notification of change in control, change in ownership and/or operation, permit transfer, reapplication or other communication is required to be submitted to any Governmental Authority pertaining to any such Permit as a result of the transactions contemplated by this Agreement.

(i)            Neither the Company nor its Subsidiary nor, to the Knowledge of the Shareholders, any predecessor thereto has assumed by Contract, agreement (including any administrative order, consent agreement, lease or sale-leaseback) or operation of law, or otherwise agreed to, an obligation to (i) indemnify or hold harmless any other Person for any violation of Environmental Law or any obligation or liability arising thereunder, or (ii) assume any liability for any Release of any Hazardous Substance, conduct any Remedial Action with regard to any Release of any Hazardous Substance or implement any institutional controls (including any deed restrictions) regarding any Hazardous Substances, and, to the extent that it is subject to any such agreement set forth in clause (i) or (ii) of this Section 4.19(i), it has no outstanding obligations.

(j)            Neither the Company nor its Subsidiary nor, to the Knowledge of the Shareholders, any predecessor thereto has given any release or waiver of liability that would waive or impair any claim, demand, or action related to any Release of any Hazardous Substance in, on, under, to or from any real property against a previous owner or operator of any real property or against any other Person who may be potentially responsible for such Release.

(k)           The Company has provided to Buyer complete copies and results of all environmental reports (including Phase I and Phase II environmental site assessments and letter reports), investigations, disclosures, studies, sampling results, analyses, assessments, tests, plans, and audits, regardless of whether such documents are in draft or final form, that both (i) relate to the Business and (ii) address any environmental, health and safety matters or liabilities, including those arising under any Environmental Laws or relating to the use, generation, storage, treatment, transportation, manufacture, refinement, handling, production, or Release of any Hazardous Substance.

(l)            To the Knowledge of the Shareholders, there are no liabilities (including encumbrances or restrictions on ownership, occupancy, use, operation, or transferability), obligations, or direct or indirect debts of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, of the Company, its Subsidiary or, to the Knowledge of the Shareholders, any predecessor thereto arising under or relating to any violation of any Environmental Law or any Hazardous Substance.

4.20.        Labor and Employee Matters.

(a)           Schedule 4.20(a) contains a true and complete list of the following information for each Employee, including each Employee on leave of absence or layoff status (with benefit accruals or credits as of the most recent month-end):  (i) employer; (ii) name; (iii) job title; (iv) years of service, (v) base compensation and accrued vacation; and (vi) the target or other bonus amount.

(b)           (i) Neither the Company nor its Subsidiary is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization in respect of any Employees; (ii) neither the Company nor its Subsidiary is the subject of any existing or, to the Knowledge of the Shareholders, threatened Action asserting that the Company or its Subsidiary has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization; (iii) within the last five years, no labor union or labor organization has filed or, to the Knowledge of the Shareholders, threatened to file a union representation petition against the Company or its Subsidiary or otherwise engaged in union organizational activities with respect to Employees; and (iv) there is no pending or, to the Knowledge of the Shareholders, threatened, labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or its Subsidiary.

(c)           Each of the Company and its Subsidiary is and has been in compliance with all employment agreements and other Contracts relating to employment to which either the Company or its Subsidiary is a party, and all applicable Laws respecting labor relations, employment, employment practices, workers compensation, unemployment,  terms and conditions of employment and wages and hours including any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice.

(d)           There is no Action of any kind pending or, to the Knowledge of the Shareholders, threatened against either the Company or its Subsidiary relating to labor relations, employment, employment practices, workers compensation, unemployment, terms and conditions of employment or wages and hours.

(e)           Neither the Company nor its Subsidiary has engaged in any lay offs of former employees that would trigger any notice requirements under the Worker Adjustment and Retraining Notification Act, as amended, any comparable state Law or any state or local Law pertaining to employee lay offs or plant closings.

(f)            Since December 31, 2011, neither the Company nor its Subsidiary has changed the wage or benefit levels of its officers or employees other than changes required by applicable Laws or in the ordinary course of business.

4.21.        No Adverse Change.  Except as set forth in Schedule 4.21, since December 31, 2011:

(a)           the Company and its Subsidiary have operated the Business and their respective properties in the ordinary course of business consistent with past practice;

(b)           there has not been any Material Adverse Effect and, to the Knowledge of the Shareholders, no fact or condition has occurred or exists or is contemplated or threatened that would reasonably be expected to result in any Material Adverse Effect;

(c)           there has not been any single or aggregate material loss, damage, condemnation or destruction to any of the properties of either the Company or its Subsidiary (whether covered by insurance or not); and

(d)           neither the Company nor its Subsidiary has taken an action that, if taken after the date hereof, would require the consent of Buyer pursuant to Section 6.2.

4.22.        Employee Benefit Plans.

(a)           Schedule 4.22 sets forth a true and complete list of all Employee Benefit Plans.  The Company has provided to Buyer correct and complete copies of (i) each Employee Benefit Plan, including all amendments thereto, and all summary plan descriptions and other summaries thereof; (ii) each trust agreement, annuity or insurance contract, or other funding instrument pertaining to each Employee Benefit Plan; (iii) the most recent determination letter issued by the IRS with respect to each Employee Benefit Plan that is intended to be tax-qualified and a copy of any pending applications for such IRS letters; (iv) the two most recent actuarial valuation reports for each Employee Benefit Plan for which an actuarial valuation report has been prepared; (v) the two most recent annual reports (IRS Form 5500 Series), including all schedules to such reports, if applicable, filed with respect to each Employee Benefit Plan; (vi) the most recent plan audits, financial statements and accountant's opinion (with footnotes) for each Employee Benefit Plan, (vii) all relevant schedules and reports concerning the administrative costs, benefit payments, employee and employer contributions, claims experience, financial information and insurance premiums for each Employee Benefit Plan; and (viii) all correspondence with Governmental Authorities concerning any Employee Benefit Plan (other than as previously referenced above).

(b)           All benefits due under each Employee Benefit Plan have been timely paid and there is no Action, other than routine Actions for benefits, pending, or, to the Knowledge of the Shareholders, threatened against any Employee Benefit Plan or the fiduciaries thereof or otherwise involving or pertaining thereto, and no basis exists for any such Action.

(c)           Each Employee Benefit Plan and any related trust agreement, annuity or insurance contract, or other funding instrument currently complies, and has complied in the past, both as to form and operation, with the terms thereof and related documents and with all applicable Law, including ERISA and the Code, as well as the provisions of any applicable arrangements or documents.

(d)           All contributions and payments to or with respect to each Employee Benefit Plan have been timely made and the Company and its Subsidiary have made adequate provision for reserves to satisfy contributions and payments that have not been made because they are not yet due under the terms of such Employee Benefit Plan or related arrangement, document, or applicable Law.  No Employee Benefit Plan has any unfunded accrued benefits that are not fully reflected in the Financial Statements.

(e)           No Employee Benefit Plan provides for any severance pay, accelerated payments, deemed satisfaction of goals or conditions, new or increased benefits, forgiveness or modification of loans, or vesting conditioned in whole or in part upon a change in control of the Company and its Subsidiary or any plant closing.

(f)           Each Employee Benefit Plan can be amended or terminated at any time without approval from any Person, without advance notice, and without any liability other than for benefits accrued prior to such amendment or termination.  No agreement, commitment, or obligation exists to increase any benefits under any Employee Benefit Plan or to adopt any new plan that would be an Employee Benefit Plan.

(g)           None of the Company, its Subsidiary or any ERISA Affiliate maintains, participates in, contributes to, or has any obligation to contribute or any liability with respect to any Multiemployer Plan or has had any obligation with respect to any Multiemployer Plan during the six years immediately preceding the date of this Agreement.

(h)           No audit or investigation by any Governmental Authority is pending, or to the Knowledge of the Shareholders, threatened regarding any Employee Benefit Plan, and no party dealing with any Employee Benefit Plan has engaged in any prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or any breach of fiduciary duty with respect thereto.

(i)            Each Employee Benefit Plan that is intended to be a tax-qualified plan is so qualified, in both form and operation, and has received one or more IRS determination letters to such effect, and no facts exist that would reasonably be expected to cause the qualified status of such Employee Benefit Plan to be adversely affected.

(j)             No Employee Benefit Plan provides welfare benefits to any former employee of the Company, its Subsidiary or any former Affiliate thereof or the dependents or beneficiaries of any former employee of the Company, its Subsidiary or any former Affiliate thereof other than those benefits required under Section 4980B of the Code and Sections 601 et seq. of ERISA.  No Employee Benefit Plan is funded by a trust intended to be exempt from taxation under Section 501(c)(9) of the Code.

(k)           With respect to each Employee Benefit Plan and any other similar arrangement or plan either currently or previously terminated, maintained or contributed to by the Company, its Subsidiary or any ERISA Affiliate, no event has occurred and no condition exists that after Closing (i) could subject either the Company or its Subsidiary, directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 412, 413 or 4971 of the Code or Section 302, 515 or Title IV of ERISA or (ii) would reasonably be expected to subject either the Company or its Subsidiary, directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 4975 or 4980B of the Code or Section 502, 601 or 606 of ERISA.

4.23.        Product Warranties; Defects; Liabilities.

(a)           The Company has provided to Buyer true and complete copies of the standard terms and conditions of sale of the products and services (containing applicable guaranty, warranty, and indemnity provisions) of both the Company and its Subsidiary, copies of which are set are set forth in Schedule 4.23(a).

(b)           Except as set forth in Schedule 4.23(b):

(i)            Neither the Company nor its Subsidiary has provided any unexpired express product warranty with respect to any product manufactured, processed or sold by the Business.

(ii)           Neither the Company nor its Subsidiary has manufactured or sold any products that were, at the time they were manufactured or sold, faulty or defective or did not comply with any and all warranties or representations expressly made or implied by or on behalf of the Company or its Subsidiary.

(iii)           No product or service warranty, recall, product liability or similar claims have been made against the Company or its Subsidiary in connection with the Business.  Neither the Company nor its Subsidiary has received (in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, the Company or its Subsidiary) notice of:  (i) any claim or allegation of personal injury, death or property or economic damages; (ii) any product recall (voluntary or involuntary); (iii) any claim for punitive or exemplary damages; (iv) any claim for contribution or indemnification; or (v) any claim for injunctive relief relating to the foregoing, and, to the Knowledge of the Shareholders, there are no claims (actual or threatened) based on any product warranty of which the Company or its Subsidiary has not received notice.

4.24.         Orders, Commitments and Returns.  All accepted and unfilled orders for the sale of products to customers of the Business and the performance of services for customers by the Business were made in bona fide transactions in the ordinary course of business.  To the Knowledge of the Shareholders, there are no outstanding claims against the Company, its Subsidiary or the Business by customers of the Business related to shortages, credits, damaged goods and related billing errors or otherwise related to the shipment of products or provision of services by the Business to its customers that are not reflected in the Financial Statements. The Business has delivered products in the ordinary course of business to customers, retailers and distributors with the understanding that such products would be returnable only to the extent provided in the Company’s or its Subsidiary’s standard terms and conditions of sale as set forth in Schedule 4.23(a), in accordance with an applicable customer Contract or as may be permitted by statutory or common Law or in the exercise of reasonable business judgment or for customer relations.

4.25.        Inventories.  All inventory is of a quality and quantity usable or saleable in the ordinary course of the Business.  The quantity and quality of all such inventory has been determined in a manner consistent with prior years.  Inventory now on hand that was purchased subsequent to December 31, 2011 was purchased in the ordinary course of the Business at a cost the Company or its Subsidiary deemed to be an appropriate cost at the time of purchase.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive but rather are reasonable in the present circumstances of the Company or its Subsidiary.

4.26.         Company’s or its Subsidiary’s Brokers’ Fees.  Except as set forth in Schedule 4.26, neither the Company nor its Subsidiary has any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby or has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

4.27.         Bank Accounts.  Schedule 4.27 sets forth a true and complete list of  all bank accounts and safe deposit boxes of the Company and its Subsidiary and all Persons who are signatories thereunder or who have access thereto.

4.28.         Consignment.  Except as set forth in Schedule 4.28, neither the Company nor its Subsidiary holds any significant item of equipment or significant amount of inventory or property of any other Person pursuant to any consignment or similar arrangement, and no other Person holds any significant item of equipment or significant amount of inventory or property of the Company or its Subsidiary pursuant to any consignment or similar arrangement.

4.29.         Disclosure.  No representation or warranty of the Shareholders or the Company in this Agreement (including the Schedules attached hereto) misstates a material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES CONCERNING BUYER

Buyer hereby represents and warrants to the Shareholders as follows:

5.1.           Organization of Buyer.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia.

5.2.           Authorization; Enforceability.  Buyer has the full corporate power and authority to execute and deliver this Agreement and the other documents and instruments required hereby and to perform its obligations under this Agreement and the other documents and instruments required hereby.  The execution and delivery by Buyer of this Agreement and each other document and instrument required hereby to be executed and delivered by it, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are required to authorize this Agreement or any of the documents or instruments required hereby or for Buyer to consummate the transactions contemplated hereby or thereby.  This Agreement is, and the other documents and instruments required hereby to which Buyer is a party will be, when executed and delivered by Buyer, the valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights and (b) the availability of equitable remedies (whether in a proceeding in equity or at law).

5.3.          No Violation or Conflict.

(a)           The execution, delivery and performance by Buyer of this Agreement and all of the other documents and instruments contemplated hereby to which Buyer is party do not and will not:

(i)             violate the organizational documents of Buyer;

(ii)            violate, conflict with or result in a breach of or default under, any provision of, or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under, or accelerate the performance required under, any Contract to which Buyer is a party or by which any of Buyer’s assets are bound;

(iii)           violate, conflict with or result in a breach of or default under any provision of or constitute an event that, after notice or lapse of time or both, would result in a violation of, conflict with, breach of or default under any applicable Law, judgment, order or decree binding upon or applicable to Buyer.

(b)           No notice to, filing or registration with, or authorization, consent or approval of, any Governmental Authority or any other Person is necessary or is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.4.           Litigation.  There is no Action or Governmental Order of any kind pending that involves Buyer and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

5.5.           Buyer’s Brokers’ Fees.  Except as set forth in Schedule 5.5, Buyer has no liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated hereby or has not retained any brokers or other intermediaries to act on its behalf in connection with the transactions contemplated by this Agreement.

5.6.           Investment Purposes.  Buyer is acquiring the Purchased Shares solely for its own beneficial account for investment purposes and not with a view to, or for resale in connection with, any distribution of the Purchased Shares.

5.7.           Financing.  Buyer will have at and after Closing cash or funds available under Buyer’s revolving credit facilities in an aggregate amount sufficient for Buyer to perform all of its obligations under this Agreement.

ARTICLE VI
CERTAIN COVENANTS AND OTHER MATTERS PENDING THE CLOSING

6.1.           Conduct of the Business Prior to Closing.  From the date hereof through the Closing Date, the Company shall, and the Shareholders shall cause the Company and its Subsidiary to, conduct the Business in the ordinary course and in accordance with the past practice of the Company and its Subsidiary and shall not take any action inconsistent therewith, except as otherwise permitted by this Agreement or consented to by Buyer in writing.  Without limiting the generality of the foregoing, the Company shall, and the Shareholders shall cause the Company and its Subsidiary to:

(a)           make timely capital expenditures in accordance with the CapEx Budget;

(b)           use commercially reasonable efforts to preserve and protect the goodwill and advantageous relationships of the Company and its Subsidiary with their respective suppliers, customers and all other Persons having business dealings with the Company and its Subsidiary and promptly advise Buyer in writing of any loss or threatened loss of a Material Supplier or Material Customer or any other Material Adverse Effect that has occurred or which the Shareholders reasonably believe will occur;

(c)           maintain the Company and its Subsidiary’s books, accounts and records in the usual and regular manner, in accordance with GAAP consistently applied and in material compliance with all applicable Laws;

(d)           preserve and maintain in force all of the Permits, Leases, IP Licenses, Software Licenses and other Material Contracts in effect on the date of this Agreement or that become effective at any time on or prior to the Closing Date;

(e)           file any and all applications for the registration and maintenance of Intellectual Property with the appropriate Governmental Authority consistent with past practice and, if such registration and maintenance are past practice, in material compliance with the respective procedures therefor;

(f)            comply with all Laws applicable to the Company and its Subsidiary;

(g)           maintain all assets used by the Company and its Subsidiary in good working order and repair (ordinary wear and tear excepted), consistent with past practice;

(h)           pay, or where appropriate to accrue and provide for the payment of, all Taxes, assessments and other charges imposed by Law or any Governmental Authority upon the Company and its Subsidiary, or any of its properties or assets, when due and before any penalty or interest accrues thereon, unless the validity of the imposition is being contested in good faith by appropriate proceedings and adequate reserves for such contingency have been set aside; and

(i)           maintain the Company Insurance Policies in force on the same terms and conditions currently existing.

6.2.           Negative Covenants.  From the date hereof through the Closing Date, the Company shall not, and the Shareholders will cause the Company and its Subsidiary not to, except as otherwise permitted by this Agreement or consented to by Buyer in writing:

(a)           amend the organization documents of the Company or its Subsidiary (whether by merger, consolidation or otherwise);

(b)           split, combine, reclassify, redeem, repurchase or otherwise acquire the Purchased Shares or any of the outstanding Subsidiary Shares or issue, deliver or sell any shares of capital stock of the Company or its Subsidiary (whether by merger, consolidation or otherwise);

(c)           declare any dividends or distributions or make any payments, including payments of dividends or other distributions, to any of the Shareholders or the Company, except for Permitted Distributions;

(d)           amend any term of any of the Purchased Shares or the Subsidiary Shares;

(e)           sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any assets, securities, properties or interests of the Company or its Subsidiary, other than in the ordinary course of business consistent with past practice;

(f)           create, incur, assume, suffer to exist or otherwise be liable with respect to any Indebtedness, other than the incurrence of Indebtedness as contemplated by the Material Contracts set forth in subsection (x) of Schedule 4.7(a), in the ordinary course of business consistent with past practice;

(g)           cancel or waive any claims or rights of material value;

(h)           adopt, establish, enter into, amend or terminate, or increase the benefits under, any Employee Benefit Plan, or other employee benefit, plan, practice, program, policy or Contract that would be an Employee Benefit Plan if in effect on the date of this Agreement, in any case other than in the ordinary course of business, as may be required by the terms of such Employee Benefit Plan or other plan, practice, program, policy or Contract, as may be required by applicable Law or in order to qualify under Sections 401 and 501 of the Code or Section 409A of the Code;

(i)           make any change in employment terms for any current or former directors, managers, officers or employees who are or were employed or otherwise engaged by the Company or its Subsidiary (including increases, or promises of increases, in compensation or fringe benefits), or hire or terminate any director, manager, officer or other employee, other than in the ordinary course of business or consistent with past practice and other than actions required by applicable Law or under a Contract in effect as of the date hereof;

(j)           enter into or adopt any Contract not in existence as of the date hereof that would constitute a Material Contract; (ii) modify, amend, cancel or terminate any existing Material Contract except to the extent required by Law or by the terms of such Material Contract; or (iii) take, or fail to take, any action that constitutes a material breach or default under any Material Contract;

(k)           accelerate collection of, or discount, accounts receivable, other than in the ordinary course of business, or change any methods of accounting, except in the ordinary course of business consistent with past practice or as may be required by Law or changes in GAAP;

(l)           delay the payment of accounts payable or Indebtedness in a manner inconsistent with past practice;

(m)          make any material Tax election, except as may be required by applicable Law or as consistent with Tax elections historically made by the Company or its Subsidiary;

(n)           file any amended Tax Return, change an annual accounting period, adopt or change any accounting method, surrender any right to claim a refund of Taxes, enter into any closing agreement with respect to Taxes, consent to any extension or waiver of the limitations period with respect to any Tax claim or assessment with respect to the Company or its Subsidiary or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or its Subsidiary for any period ending after the Closing Date or decreasing any Tax attribute of the Company or its Subsidiary existing as of the Closing Date;

(o)           take any action or allow any action to be taken (other than the sale of the Purchased Shares pursuant to this Agreement) that would result in the termination of either (i) the Company’s status as a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code; or (ii) the Company’s Subsidiary’s status as a valid qualified subchapter S subsidiary within the meaning of Section 1361(b)(1)(B) of the Code;

(p)           make any capital investment in, any loan to, or any acquisition of the securities or assets of any other Person;

(q)           other than capital expenditures approved and included in the CapEx Budget, make any capital expenditures or commitments for capital expenditures for which the outstanding amounts of unpaid obligations and commitments are in excess of $10,000 individually or $15,000 in the aggregate;

(r)           dispose of or permit to lapse any rights in, to or for the use of any Intellectual Property, or delay or defer any filing or action necessary or beneficial to or for the use of any Intellectual Property, or license any Intellectual Property except in the ordinary course of business consistent with past practice;

(s)           discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or its Subsidiary is a party, unless the discharge, settlement or satisfaction of any disputed claim, liability or other controversy is in an amount of less than $10,000;

(t)           cause or permit the termination, lapse or material modification of any Company Insurance Policies; or

(u)           agree to do any of the foregoing.

6.3.           Access.  From the date hereof through the Closing Date, Buyer and Buyer’s authorized agents, officers and representatives shall have reasonable access to the books and records and the managers, officers and employees of the Company and its Subsidiary, the Owned Real Property, the Leased Real Property (including the Facilities thereon) used in the operation of the Business, contractors used in the operation of the Business, the Material Customers and the Material Suppliers and any documents, books, records and other materials that have relevance to the Assets, the Contracts or the operation of the Business; provided, however, that such examinations, investigations and interviews shall be conducted during the Company’s and its Subsidiary’s normal business hours and shall not unreasonably interfere with the Company’s and its Subsidiary’s operations and activities.

6.4.           Cooperation; Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of Buyer, the Company and the Shareholders shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the others in doing all things necessary, proper or advisable to consummate, in the most expeditious manner practicable, the transactions contemplated hereby, including obtaining all necessary notifications, actions or non-actions, waivers, consents and approvals from all Governmental Authorities and making all necessary registrations and filings (including filings with Governmental Authorities) and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority.  Without limiting the generality of the foregoing, prior to the Closing Date, the Shareholders shall deliver to Buyer termination agreements pursuant to which they agree to terminate effective upon the Closing the Shareholders’ Agreements and to release all claims thereunder (the “Termination Agreements”).

6.5.           No Negotiation.  Until such time as this Agreement shall be terminated pursuant to Article XI, the Shareholders shall not, and shall cause the Company, its Subsidiary, any other Affiliate and any of their respective managers, members, officers, directors, employees, agents and representatives not to, directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with or provide any information to, or consider the merits of any inquiries or proposals from, any Person (other than Buyer) relating to any business combination transaction involving either the Company or its Subsidiary or the Business, including the sale of the Business or any of the Assets or the sale or transfer (directly or indirectly) of any ownership interests in either the Company or its Subsidiary.  In consideration for the substantial expenditures of time, effort and expense to be undertaken by Buyer in connection with the preparation and execution of this Agreement, the Shareholders and Buyer acknowledge that money damages would not be a sufficient remedy for any breach of this Section 6.5 by the Shareholders, with respect to itself or any of the other Persons described above and that, in addition to all other remedies, Buyer shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any breach of this Section 6.5.

6.6.           Publicity.  All general notices, releases, statements and communications to members, employees, suppliers, distributors and customers of the Company and its Subsidiary and to the general public and the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as shall be mutually agreed upon by Buyer and the Shareholders, provided that the Shareholders or Buyer shall be entitled to make a public announcement of the transactions contemplated hereby if, in the opinion of its or their legal counsel, such announcement is required to comply with applicable Law (including any rule of any applicable securities exchange on which securities are traded) or obligations pursuant to this Agreement.

ARTICLE VII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

7.1.           Representations and Warranties.  Each of the representations and warranties of the Shareholders and the Company, as applicable, contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified by materiality shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

7.2.           Compliance with Agreement.  The Shareholders and the Company, as applicable, shall have performed and complied in all material respects with all of their obligations under this Agreement that are to be performed or complied with by them prior to or on the Closing Date.

7.3.           No Litigation.  There shall not be in effect any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

7.4.           No Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Material Adverse Effect.

7.5.           Required Consents.  The Shareholders have obtained in writing and shall have delivered to Buyer all of the consents set forth in Schedule 7.5 (the “Required Consents”), in form and substance reasonably satisfactory to Buyer and Buyer’s legal counsel.

7.6.           Permits.  With respect to each Permit listed on Schedules 4.18 and 4.19(g), (a) to the extent transferable and required to be transferred at or prior to the Closing, such Permit shall have been transferred to Buyer at or prior to the Closing or Buyer shall have otherwise obtained such Permit or (b) the Company or its Subsidiary shall have filed with the appropriate Governmental Authorities all documentation required to be so filed by the Company or its Subsidiary so that such Permit will be transferred (to the extent transferable) to, or obtained by, Buyer after the Closing so as to allow Buyer to operate the Business after the Effective Time.

7.7.           Spousal Consent.  Each Shareholder’s spouse, as applicable, shall have executed and delivered to Buyer a consent of spouse, in the form previously agreed to by Buyer, the Company and the Shareholders, effective on the date hereof.  Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse of a Shareholder any rights in the Purchased Shares owned by such Shareholder that do not otherwise exist by operation of law or the agreement of Buyer, the Company and the Shareholders.

7.8.           Deliveries at Closing.  The Shareholders shall have delivered to Buyer the following documents, each properly executed and dated as of the Closing Date by the appropriate parties, as applicable, and in form and substance reasonably acceptable to Buyer:

(a)           the certificates evidencing all of the Purchased Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers;

(b)           copies of the resolutions duly adopted by the board of directors and the shareholders of the Company authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as true, correct and unmodified as of the Closing by the corporate secretary (or equivalent) of the Company;

(c)           good standing certificates (or the equivalent) of the Company and its Subsidiary;

(d)           a duly executed counterpart of the Escrow Agreement executed by the Representative;

(e)           resignations, effective as of the Closing Date, of those directors and officers of the Company and its Subsidiary as Buyer may request;

(f)           duly executed counterparts of the Confidentiality & Limited Non-Solicitation Agreements, in the form previously agreed to by Buyer, the Company and the applicable Shareholders, for those Employees identified by Buyer and set forth in Schedule 7.8(f) executed by each such Employee;

(g)           duly executed counterparts of the Conditional Severance Agreements, in the form previously agreed to by Buyer, the Company and the applicable Shareholders, for those Employees identified by Buyer and set forth in Schedule 7.8(g) executed by each such Employee;

(h)           a consulting and non-competition agreement for Daniel G. Formsma;

(i)           the Closing certificate of the Shareholders and the Company, in the form previously agreed to by Buyer, the Company and the Shareholders;

(j)           a release of all Liens secured by the Purchased Shares, the Subsidiary Shares or any of the Assets;

(k)           payoff letters from each holder of Indebtedness set forth in the Indebtedness Payoff Amount Schedule that include an agreement by each holder of Indebtedness to release all Liens in respect of such Indebtedness upon receipt of the amounts indicated in such payoff letters;

(l)            an estoppel certificate from each landlord, lessor, sublessor, or third party tenant of any Leased Real Property, if applicable, confirming, among other things, that there are no defaults thereunder and the status of all payments associated with each lease relating thereto;

(m)           an SNDA with each Person holding a mortgage on any Leased Real Property (or underlying fee interests);

(n)           any and all documentation required by the title company issuing title insurance for any Owned Real Property or Leased Real Property, including any and all owner’s affidavits, memoranda of lease, affidavits of non-foreign status, GAP affidavits, non-imputation affidavits, survey certifications, tax affidavits, certificates of good standing and due authorization and articles of incorporation, and any other documentation reasonably required by the title company to remove the standard exceptions from each title policy or add any endorsements to any such title policy as reasonably requested by Buyer;

(o)           evidence that the Shareholders’ Notes have been satisfied;

(p)           executed Termination Agreements;

(q)           a completed IRS Form W-9 and an affidavit, in compliance with Section 1445(b)(2) of the Code and the Treasury Regulations thereunder from each Shareholder that such Shareholder is not a foreign person;

(r)           evidence of non-cancellable prepaid “tail period” coverage under the Company Insurance Policies providing directors’ and officers’ liability insurance with respect to acts or omissions occurring at or prior to the Closing Date for the six-year period after the Closing;

(s)           three properly completed IRS Forms 8023 signed by each Shareholder and three copies of any other forms reasonably necessary to effect the 338(h)(10) Election (and any comparable forms required under applicable state or local Tax Law) and such other forms and documentation, if any, required to permit the Shareholders to make the Section 338(h)(10) Election;

(t)           a shareholder affidavit, in the form previously agreed to by Buyer, the Company and the Shareholders, signed by Daniel G. Formsma, as majority Shareholder, and Mark J. North, as Chief Financial Officer of the Company, for the purpose of being used by Buyer, if needed, to help substantiate and protect the status of the Subsidiary as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code;

(u)           documentation from the IRS indicating that the Subsidiary made a valid election to be treated as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code beginning as of as of October 17, 1997; and

(v)           such other documents and certificates as Buyer shall reasonably request.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SHAREHOLDERS

Each and every obligation of the Shareholders to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

8.1.           Representations and Warranties.  Each of the representations and warranties of Buyer contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified by materiality shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

8.2.           Compliance with Agreement.  Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it prior to or on the Closing Date.

8.3.           No Litigation.  There shall not be in effect any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

8.4.           Deliveries at Closing.  Buyer shall have delivered to the Shareholders the Purchase Price payable at the Closing in accordance with Section 2.2(b) and the following documents, each properly executed and dated as of the Closing Date, and in form and substance reasonably acceptable to the Shareholders:

(a)           copies of the resolutions duly adopted by the board of directors of Buyer authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, certified as true, correct and unmodified as of the Closing Date by the corporate secretary (or equivalent) of Buyer;

(b)           a good standing certificate (or the equivalent) of Buyer;

(c)           a duly executed counterpart of the Escrow Agreement executed by Buyer;

(d)           the Closing certificate of Buyer, in the form previously agreed to by Buyer, the Company and the Shareholders;

(e)           duly executed counterparts of the Confidentiality & Limited Non-Solicitation Agreements, in the form previously agreed to by the Buyer, the Company and the applicable Shareholders, for those Employees identified by Buyer and set forth in Schedule 7.8(f) executed by Buyer or its Affiliate;

(f)           duly executed counterparts of the Conditional Severance Agreements, in the form previously agreed to by the Buyer, the Company and the applicable Shareholders, for those Employees identified by Buyer and set forth in Schedule 7.8(g) executed by Buyer or its Affiliate; and

(g)           such other documents and certificates as the Shareholders shall reasonably request.

8.5.           Qualified Subchapter S Subsidiary Election.  The Shareholders shall have received documentation from the IRS indicating that the Subsidiary made a valid election to be treated as a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3)(B) of the Code as of October 17, 1997.

ARTICLE IX
INDEMNITIES AND ADDITIONAL COVENANTS

9.1.           Survival of Representations and Warranties and Certain Specific Shareholders’ Indemnities; Effect of Investigation.  All representations and warranties in this Agreement and those specific Shareholders’ indemnities specified in Section 9.2(c) shall survive the Closing in accordance with Sections 9.2(c) and 9.3(a), as applicable.  The right of any Person to indemnification, reimbursement or other remedy based upon any representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge of any Person acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver by any Person of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right of such Person or any other Person to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.  Notwithstanding anything to the contrary in this Article IX, if prior to the close of business on the last day of any claims period described in Sections 9.2(c) and 9.3(a), an indemnifying party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

9.2.           Shareholders’ Indemnity.

(a)           The Shareholders shall, severally with respect to himself or herself only and not with respect to any other Shareholder, indemnify and hold Buyer and its Affiliates (including, following the Closing, the Company and its Subsidiary) and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Buyer Indemnified Parties”) harmless from and against, and defend promptly the Buyer Indemnified Parties from and reimburse the Buyer Indemnified Parties for, any and all losses, damages, costs, expenses, Taxes, liabilities, obligations or Actions of any kind, including reasonable attorneys’ fees and other reasonable legal costs and expenses (hereinafter referred to collectively as “Losses”), that the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with any breach or inaccuracy of any of the representations and warranties made by the Shareholders in Article III; provided, however, that for purposes of determining the amount of Losses subject to indemnification under this Article IX, such representations and warranties shall be construed as if they were not qualified by the terms “material” or “Material Adverse Effect” or other terms of similar import or effect.

(b)           The Shareholders shall, jointly and severally, indemnify and hold the Buyer Indemnified Parties harmless from and against, and defend promptly the Buyer Indemnified Parties from and reimburse the Buyer Indemnified Parties for, any and all Losses that the Buyer Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i)           any breach or inaccuracy of any of the representations and warranties made by the Company and the Shareholders in Article IV or any other agreement or instrument delivered by the Company or the Shareholders, as applicable, pursuant hereto; provided, however, that, for purposes of determining the amount of Losses subject to indemnification under this Article IX, such representations and warranties shall be construed as if they were not qualified by the terms “material” or “Material Adverse Effect” or other terms of similar import or effect;

(ii)           any failure of the Company or the Shareholders, as applicable, to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by the Company or the Shareholders pursuant to this Agreement;

(iii)           any Indebtedness or Transaction Expenses of the Company and its Subsidiary not satisfied at the Closing pursuant to Sections 2.2(b)(ii) and 2.2(b)(iii), respectively;

(iv)           the operation of the Business by the Company or its Subsidiary and any of their respective current or former employees, directors or shareholders prior to the Closing;

(v)           (A) any Release of, off-site shipment of, or any exposure of any person to any Hazardous Substance at, on, in, to, from or under the Property that occurred on or before the Closing Date, regardless of whether known or unknown at the Closing Date, including the subsequent migration of such Hazardous Substance from the Property and other ongoing Releases, (B) any environmental fact or condition that occurred or existed on or before the Closing Date, whether known or unknown at the Closing Date for which the Company or its Subsidiary thereof is liable, (C) any violation of Environmental Law or Environmental Permit by the Shareholders, the Company or its Subsidiary or the Business that occurred on or before the Closing Date, whether known or unknown at the Closing Date, or (D) any Action by any Person initiated or asserted in response to (A) through (C) above, known or unknown at the Closing Date;

(vi)           any Taxes with respect to the Company or its Subsidiary for any Pre-Closing Tax Periods;

(vii)          any Shortfall Deficit pursuant to Section 2.4(d);

(viii)         any claims by former holders of equity or debt securities in the Company or its Subsidiary prior to the Closing; and

(ix)           any claims for indemnification by current or former directors or officers of the Company or its Subsidiary or other Persons entitled to indemnification from the Company or its Subsidiary (or any of their respective predecessors) arising from their services as a director, officer, employee or agent of the Company or its Subsidiary prior to the Closing under the organizational documents of the Company or its Subsidiary, under any other Contract or by Law.

(c)           The Buyer Indemnified Parties shall have the right to be indemnified, held harmless from, defended and reimbursed under Sections 9.2(a) and 9.2(b) only if such right is asserted (whether or not such Losses have actually been incurred) on or before the respective dates set forth below, after which such right to indemnification shall terminate subject to the final sentence of Section 9.1:

For Indemnities Set Forth in the Following Sections:	All Claims Must be Asserted by:
Sections 9.2(a) and 9.2(b)(i) with respect to Fundamental Representations (other than Section 4.16 (Tax Matters)) and Sections 9.2(b)(ii), 9.2(b)(iii) and 9.2(b)(vi) through 9.2(b)(ix)..	No time limitation.
Section 9.2(b)(i) with respect to representations and warranties in Section 4.16 (Tax Matters).	The date that is 60 days after the expiration of the statute of limitations applicable to the underlying claim.
Section 9.2(b)(i) with respect to representations and warranties in Section 4.19 (Environmental Matters) and Section 9.2(b)(v) (specific indemnity for certain environmental liabilities)	The date that is five years after the Closing Date.
Sections 9.2(a) and 9.2(b)(i) with respect to other representations and warranties and Section 9.2(b)(iv) (specific indemnity for pre-Closing liabilities)	The date that is 18 months after the Closing Date.

(d)           In the event a third-party claim against the Buyer Indemnified Parties arises that is covered by the indemnity provisions of Section 9.2(a) or 9.2(b), notice shall be given promptly by the Buyer Indemnified Parties to the Representative.  The Representative shall have the right to contest and defend, by all appropriate legal proceedings, such claim and to control all settlements (unless the Buyer Indemnified Parties agree to assume the cost of settlement and to forgo such indemnity or the Representative on behalf of the Shareholders cannot provide reasonable assurance to the Buyer Indemnified Parties of its financial capacity to defend such claim and provide indemnification with respect to such claim) and to select lead counsel to defend any and all such claims at the sole cost and expense of the Shareholders; provided, however, that such assumption by the Representative shall establish a rebuttable presumption that such claim is covered by the indemnity provisions of Section 9.2(a) or 9.2(b), as applicable; and provided further, however, that the Representative may not effect any settlement without the Buyer Indemnified Parties’ prior written consent unless (i) there is no finding or admission of any violation of Law or any violation of the rights of any Buyer Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by the Shareholders; and (iii) such settlement contains as an unconditional term thereof, the full and complete release by the claimant of the Buyer Indemnified Parties.  The Buyer Indemnified Parties may select counsel to participate in any defense, in which event the Buyer Indemnified Parties’ counsel shall be at their own cost and expense.  In connection with any such claim, action or proceeding, the Buyer Indemnified Parties and the Shareholders shall cooperate with each other and provide each other with access to relevant documents, books and records in their possession.

(e)           The Shareholders shall have no liability for any Losses for breaches of representations and warranties under Section 9.2(a) or 9.2(b)(i) (other than Losses incurred as a result of inaccuracies or breaches of any of the Fundamental Representations, as to which this Section 9.2(e) shall have no effect) or pursuant to the specific indemnities under Section 9.2(b)(iv) or 9.2(b)(v):

(i)           unless and until the amount of all Losses for which indemnification is sought by the Buyer Indemnified Parties thereunder exceeds the Indemnification Basket, in which case, subject to Section 9.2(e)(ii), all amounts sought by the Buyer Indemnified Parties thereunder (including the Indemnification Basket) shall be subject to indemnification; and

(ii)           from and after such time that the aggregate amount of Losses for which indemnification is sought by the Buyer Indemnified Parties thereunder exceeds the Indemnification Cap.

(f)           For the avoidance of doubt, neither the Indemnification Basket nor the Indemnification Cap shall apply to claims for indemnification by the Buyer Indemnified Parties pursuant to Sections 9.2(a) and 9.2(b)(i) for breaches or inaccuracies of the Fundamental Representations or pursuant to Section 9.2(b)(ii), 9.2(b)(iii) or 9.2(b)(vi) through 9.2(b)(ix).

(g)           Losses payable by the Shareholders to the Buyer Indemnified Parties for indemnification claims pursuant to Sections 9.2(a) and 9.2(b) shall be satisfied, at the sole discretion of the Buyer Indemified Parties, either (i) out of the Escrow Account up to the aggregate value of the Escrow Account; or (ii) by proceeding directly against one or more of the Shareholders.  Any payment received by Buyer pursuant to this Section 9.2 shall be treated by Buyer, the Company and the Shareholders for federal, state, local and foreign income Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable law.

9.3.          Buyer’s Indemnity.

(a)            From and after the Closing Date, Buyer shall indemnify and hold the Shareholders and their officers, directors, employees, agents, representatives and Affiliates (collectively, the “Shareholder Indemnified Parties”) harmless from and against, and defend promptly the Shareholder Indemnified Parties from and reimburse the Shareholder Indemnified Parties for, any and all Losses that the Shareholder Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:  (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement or any other agreement or instrument delivered by Buyer pursuant hereto; provided, however, that, for purposes of determining the amount of Losses subject to indemnification under this Article IX, such representations and warranties shall be construed as if they were not qualified by the term “material” or other terms of similar import or effect; or (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by Buyer pursuant to this Agreement; provided, however, that subject to the final sentence of Section 9.1, the Shareholder Indemnified Parties shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 9.3(a) unless such right is asserted (whether or not such Losses have actually been incurred) on or before the date that is 18 months after the Closing Date except with respect to Sections 5.1 (Organization of Buyer), 5.2 (Authorization; Enforceability) and 5.5 (Buyer’s Brokers Fees), for which there is no time limitation for asserting such right.

(b)           In the event a third-party claim against the Shareholder Indemnified Parties arises that is covered by the indemnity provisions of Section 9.3(a), notice shall be given promptly by the Representative to Buyer.  Buyer shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Representative agrees to assume the cost of settlement and to forgo such indemnity or Buyer cannot provide reasonable assurance to the Representative of its financial capacity to defend such claim and provide indemnification with respect to such claim) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer; provided, however, that such assumption by Buyer shall establish a rebuttable presumption that such claim is covered by the indemnity provisions of Section 9.3(a); and provided further, however, that Buyer may not effect any settlement without the Representative’s prior written consent unless (i) there is no finding or admission of any violation of Law or any violation of the right of any Person by any Shareholder Indemnified Party; (ii) the sole relief provided is monetary damages that are paid in full by Buyer; and (iii) such settlement contains as an unconditional term thereof the full and complete release by the claimant of the Shareholder Indemnified Parties.  The Representative may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of the Shareholder Indemnified Parties.  In connection with any such claim, action or proceeding, Buyer and the Shareholder Indemnified Parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

(c)           Notwithstanding any provision in this Article IX or elsewhere in this Agreement to the contrary, only the Representative shall have the right, power and authority to commence any action, suit or proceeding, by or on behalf of any or all of the Shareholders, against Buyer, the Company, its Subsidiary or any other Person in connection with this Agreement or the transactions contemplated hereby, and in no event shall any Shareholders himself or herself have the right to commence any action, suit or proceeding against Buyer, the Company, its Subsidiary or any other Person in connection therewith.  Each Shareholder hereby waives and acknowledges that such Shareholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of remedy or other right or remedy against the Company and its Subsidiary in connection with any indemnification obligation or any other liability to which he or she may become subject in connection with this Agreement.

9.4.          Exclusive Remedy; Insurance Proceeds and Tax Benefits.

(a)           Buyer, the Company and the Shareholders hereby acknowledge that, except for any claim for fraud, intentional misrepresentation or willful breach and except for remedies of specific performance and injunctive or other equitable relief, the indemnification rights set forth in Sections 9.1, 9.2 and 9.3 shall constitute the exclusive remedy following the Closing for any claim in respect of any of the matters identified in Section 9.2(a), 9.2(b) or 9.3(a).

(b)           Buyer, the Company and the Shareholders shall make appropriate adjustments for any insurance proceeds actually recovered by any of them and any incremental net Tax benefits (taking into account and net of any Tax costs) actually recognized by any of them in connection with any Losses (and in determining the amount thereof) with respect to which any of them is entitled to be indemnified hereunder (it being understood and acknowledged that, unless any claim(s) for such insurance proceeds would reasonably be expected to have a material adverse effect on the business, operations, properties, assets, liabilities, profits or condition (financial or otherwise) of Buyer, the Company or the Shareholders, whichever or whomever is entitled to make such claim(s) or cause such claim(s) to be made, such claim(s) shall be made, or caused to be made, by Buyer, the Company or the Shareholders, as applicable).  For purposes of adjusting the amount of a Loss pursuant to this Section 9.4(b), a Tax benefit will be treated as actually recognized only to the extent such Tax benefit results in an actual reduction of the amount of Taxes currently required to be paid by Buyer, the Company or the Shareholders, as applicable, after taking into account all losses, net operating loss carryforwards or other tax attributes available to Buyer, the Company or the Shareholders, as applicable, during such Tax period.  If a Tax benefit does not result in a reduction in the amount of Taxes currently required to be paid by Buyer, the Company or the Shareholders, as applicable, but rather a reduction in the amount of Taxes payable by Buyer, the Company or the Shareholders, as applicable, with respect to a future Tax period, then such Tax benefit shall be treated as a reduction of Losses in such future Tax period or, if there are no Losses in such future Tax period, as a Tax refund payable to Buyer, the Company or the Shareholders, as applicable, in such future Tax period.  For purposes of clarification, an incremental net Tax benefit to Buyer or the Company shall not include any Tax benefit to Buyer or the Company that Buyer or the Company was already entitled to receive, including a Tax benefit from a depreciation or amortization deduction resulting from the Tax basis in the Assets arising from the payment of an undisclosed liability of the Company with respect to a Pre-Closing Tax Period from the Escrow Account.

9.5.           Liabilities for Taxes in Straddle Periods.  For purposes of this Agreement, all Taxes incurred by the Company or its Subsidiary with respect to any taxable period that ends before or on the Closing Date (including any income, gain, loss, or deduction resulting from the Section 338(h)(10) Election) shall be allocated to the Pre-Closing Tax Period and all such Taxes incurred by the Company or its Subsidiary with respect to any taxable period that begins after the Closing Date shall be allocated to the Post-Closing Tax Period.  For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes for any Straddle Tax Period of the Company or its Subsidiary, (i) all Taxes calculated on a basis other than sales, gross receipts, net income, or any other income statement item shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the number of days of such Tax period included in the Pre-Closing Tax Period and the Post-Closing Tax Period, respectively, and (ii) all other Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period periods on a “closing of the books basis” by assuming that the books of the relevant entity were closed at the end of the Closing Date; provided, however, that exemptions, allowances, deductions or Taxes that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between the Pre-Closing Tax Period and the Post-Closing Tax Period on a daily basis.

9.6.           Books and Records; Further Assurances.

(a)           After the Closing, Buyer will authorize and permit the Shareholders and their representatives, at the Shareholders’ sole cost and expense, to have access during normal business hours, upon reasonable notice and for a legitimate business purpose relating to the Shareholders’ operation of the Company and its Subsidiary prior to the Closing and in such manner as will not unreasonably interfere with the conduct of Buyer’s business, to those books and records that relate solely to the Shareholders’ operation of the Company and its Subsidiary prior to the Closing and that are reasonably necessary for the Shareholders’ legitimate business purpose.

(b)           Following the Closing, Buyer, the Company and the Shareholders shall, from time to time, execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.  Without limiting the generality of the foregoing, the Shareholders shall cooperate with Buyer and use commercially reasonable efforts to assist Buyer in obtaining those Required Consents, if any, that were not obtained by or transferred to Buyer on or prior to the Closing Date.

(c)           The Shareholders shall make available to Buyer and the Company and its Subsidiary records in the custody of the Shareholders, to furnish other information and otherwise to cooperate to the extent reasonably required for (i) the preparation, filing or audit of or other proceeding with respect to any Tax Return relating to the Company and its Subsidiary or (ii) compliance with GAAP.  The Shareholders shall cooperate with Buyer, and Buyer shall cooperate (and cause each of the Company and its Subsidiary to cooperate) with the Shareholders, to the extent necessary in connection with the filing of any Tax Return relating to Buyer’s acquisition of the Company and its Subsidiary.  Notwithstanding any other provision of this Agreement, the covenants and obligations set forth in this Section 9.6(c) shall survive until, and any claim for indemnification with respect thereto must be made prior to, the expiration of the applicable statute of limitations with respect to the underlying Tax claim (including any valid extensions).

(d)           Without limiting the generality of the foregoing statements, if Buyer determines one or more audits of the financial statements of the Company and its Subsidiary must be conducted in accordance with the standards of the United States Public Company Accounting Oversight Board in order to enable Tredegar Corporation to comply with its reporting and disclosure obligations under the United States federal securities Laws, then from the date of this Agreement and continuing on and after the Closing, the Shareholders shall cooperate (and to cause the Company and its Subsidiary prior to the Closing to cooperate) with Buyer to the extent reasonably necessary for Buyer, its Affiliates and their auditors to commence and conduct a such audits.  Buyer will bear all of the third-party out-of-pocket costs and expenses actually incurred by the Shareholders in connection with any such required audits.

9.7.           Use of “AACOA” Name.  From and after the Closing, none of the Shareholders shall use the names “AACOA” or “AACOA Extrusions” or any confusingly similar names currently in use or formerly used by the Company or its Subsidiary.

ARTICLE X
RESTRICTIVE COVENANTS

10.1.         Confidentiality.  The Shareholders acknowledge that Buyer’s business and the business objectives of Buyer involve the acquisition of the Company and its Subsidiary, including confidential and proprietary information of the Company and its Subsidiary or relating to the Business, as well as the Business goodwill of the Company and its Subsidiary, for all of which Buyer will pay to the Shareholders good and valuable consideration at the Closing, the sufficiency of which is hereby acknowledged.  The Shareholders acknowledge that it would be unfair to divulge or use such information relating to the Company and its Subsidiary, the Business or Business goodwill in competition with Buyer after the Closing Date.  Therefore, no Shareholder shall use or divulge any trade secrets, customer or supplier lists, pricing information, marketing arrangements or strategies, business plans, internal performance statistics, training manuals, personnel information, or any other information concerning the Company and its Subsidiary or relating to the Business that is competitively sensitive, proprietary or confidential that would interfere with Buyer conducting the Business after the Closing Date, except on behalf of and with the written consent of Buyer or any of its Affiliates (“Confidential Information”); provided, however, that the covenants contained in this Section 10.1 shall not apply to the following:  (a) information that is already in the public domain or generally available to Persons in the same or similar industries as the Company and its Subsidiary; (b) information that becomes part of the public domain or generally available to companies in the same or similar industries as the Company and its Subsidiary by publication or otherwise other than through any action on the part of the Shareholders or their Affiliates; or (c) information that the Shareholders are legally compelled to disclose, but only as to the disclosure that it is so compelled.

10.2.         Non-Competition.  (a) Daniel G. Formsma hereby agrees that for a period of five years after the Closing Date, and (b) John J. Teeple, Mark J. North, Grant O. Young, Elora T. Young, David A. Sheaks, Arland C. Heistand and Kelly M. Custer each hereby agree that, for a period of two years after the Closing Date, he or she shall not engage, directly or indirectly, either as an owner, equity holder (other than as an equity holder of less than two percent of the issued and outstanding shares of a publicly traded company), employee, consultant or otherwise, within any state within the United States in which the Company and its Subsidiary conducted the Business in the 24-month period immediately preceding the Closing Date, in any business activity or enterprise that would compete in any way with the Business of the Company and its Subsidiary as it is currently conducted or proposed to be conducted as of the Closing Date.

10.3.         Non-Solicitation of Customers.  (a) Daniel G. Formsma hereby agrees that for a period of five years after the Closing Date, and (b) John J. Teeple, Mark J. North, Grant O. Young, Elora T. Young, David A. Sheaks, Arland C. Heistand and Kelly M. Custer each hereby agree that, for a period of two years after the Closing Date, he or she shall not, directly or indirectly, for his or her own benefit or the benefit of any other Person, solicit, attempt to solicit, call on, divert or attempt to divert, from Buyer or any of its Affiliates or its successors in interest after the Closing Date, any customers or suppliers of the Company and its Subsidiary and the Business as of the Closing Date or the business or patronage of any such customers or suppliers of the Company and its Subsidiary and the Business as of the Closing Date or in any way interfere with, disrupt or attempt to disrupt any relationships existing as of the Closing Date between the Company and its Subsidiary or any of its Affiliates and any of the customers or suppliers or other individuals or entities with whom they deal in connection with the Business.

10.4.         Non-Solicitation of Employees.  (a) Daniel G. Formsma hereby agrees that, for a period of five years after the Closing Date, and (b) John J. Teeple, Mark J. North, Grant O. Young, Elora T. Young, David A. Sheaks, Arland C. Heistand and Kelly M. Custer each hereby agrees that, for a period of two years after the Closing Date, he or she shall not, directly or indirectly, either for his or her own benefit or the benefit of any other Person, hire any individual who is then employed by Buyer or any of its Affiliates or their successors in interest, or solicit or attempt to solicit or induce or attempt to induce any individual who is then employed by Buyer or any of its Affiliates or their successors in interest to leave his or her employment with Buyer or any of its Affiliates or their successors in interest.

10.5.         Injunctive Relief for Breach.  The Shareholders acknowledge that, in view of the nature of Buyer’s business and the business objectives of Buyer in acquiring the Company and its Subsidiary, and the consideration paid to the Shareholders for the Company and its Subsidiary, the restrictions and covenants contained or referenced in this Article X are reasonably necessary to protect the legitimate business interests of Buyer and that any violation of such restrictions will result in irreparable injury and harm to Buyer and its Affiliates or their successors in interest, for which damages will not be an adequate remedy.  The Shareholders further acknowledge that Buyer shall be entitled to seek injunctive relief for a breach of any restriction contained in this Article X and that the Shareholders will not oppose such relief on the grounds that there exists an adequate remedy at law.

ARTICLE XI
TERMINATION

11.1.         Termination.

(a)           This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows:

(i)           at any time prior to the Closing by mutual written agreement of the Shareholders and Buyer;

(ii)            by the Shareholders or Buyer, upon written notice to the other(s), if the Closing Date shall not have occurred on or before November 1, 2012 other than as a result of a breach by the Shareholders or Buyer, whomever or whichever is seeking to terminate this Agreement, of any covenant or agreement contained in this Agreement and such breach is not waived;

(iii)           by Buyer, upon written notice to the Shareholders, if any condition to the obligations of Buyer hereunder becomes incapable of fulfillment other than as a result of a breach by Buyer of any covenant or agreement contained in this Agreement, and such condition is not waived by Buyer;

(iv)           by the Shareholders, upon written notice to Buyer, if any condition to the obligations of the Shareholders hereunder becomes incapable of fulfillment other than as a result of a breach by the Shareholders of any covenant or agreement contained in this Agreement, and such condition is not waived by the Shareholders;

(v)           by Buyer, upon written notice to the Shareholders, if there shall be a material breach by the Shareholders of any representation or warranty, or any covenant or agreement, contained in this Agreement that would result in a failure of any condition to the obligations of Buyer hereunder and which breach cannot be cured or has not been cured by the earlier of (x) the date set forth in Section 11.1(a)(ii), or (y) 10 days after the giving of written notice to the Shareholders of such breach; or

(vi)           by the Shareholders, upon written notice to Buyer, if there shall be a material breach by Buyer of any representation or warranty, or any covenant or agreement, contained in this Agreement that would result in a failure of any condition to the obligations of the Shareholders hereunder and which breach cannot be cured or has not been cured by the earlier of (x) the date set forth in Section 11.1(a)(ii), or (y) 10 days after the giving of written notice to Buyer of such breach.

(b)           Notwithstanding the foregoing, the right to terminate this Agreement under this Section 11.1 shall not be available to Buyer or the Shareholders the failure of which or whom to fulfill any obligation under this Agreement has been, directly or indirectly, the cause of, or has resulted in, the failure of the Closing to occur as contemplated by this Agreement.

11.2.         Rights on Termination; Waiver.  If this Agreement is terminated pursuant to Section 11.1, all further obligations of Buyer, the Company and the Shareholders under or pursuant to this Agreement shall terminate without further liability of any of Buyer, the Company and the Shareholders to the other(s).  Nothing contained in this Section 11.2 shall relieve any of Buyer, the Company and the Shareholders from liability for fraud, intentional misrepresentation or willful breach of or with respect to this Agreement.  If this Agreement is terminated other than pursuant to Section 11.1, Buyer, the Company and the Shareholders shall retain all of their respective rights under applicable Law resulting from such termination.

ARTICLE XII
APPOINTMENT OF THE SHAREHOLDERS’ REPRESENTATIVE

12.1.         Appointment.  Each Shareholder hereby appoints Daniel G. Formsma (the “Representative”) to act as such Shareholder’s true and lawful attorney-in-fact, agent and proxy under this Agreement and the all of the other agreements contemplated hereby, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Shareholder (a) to amend or waive any provision of this Agreement or any other agreements contemplated hereby, (b) to contest, negotiate, defend, compromise or settle any claim for which any Shareholder Indemnified Party may be entitled to indemnification under this Agreement, (c) to receive service of process in connection with any claims under this Agreement or any other agreement contemplated hereby, and (d) to do all other things and to take all other action under or related to this Agreement or any other agreement contemplated hereby that the Representative may consider necessary or proper to effect the transactions contemplated hereby and thereby and to resolve any dispute with Buyer over any aspect of this Agreement and, on behalf of such Shareholder, to enter into any agreement to effect any of the foregoing, which shall have the effect of binding such Shareholder as if such Shareholder had personally entered into such an agreement.  This appointment and power of attorney granted to the Representative shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity or liquidation, dissolution or winding up of any Shareholder or the occurrence of any other event or events and the Representative may not terminate this power of attorney with respect to any Shareholder or any of its successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents or affiliates without the prior written consent of Buyer.  Without limiting the foregoing, any determination or resolution (in any proceeding, by agreement or otherwise) of any dispute, controversy or claim relating to this Agreement or any other agreement contemplated hereby and thereby to which the Representative (in his capacity as such) is a party shall be binding on all Shareholders and their respective successors, assigns, heirs, next-of-kin, representatives, administrators, executors, directors, officers, employees, partners, members, agents and affiliates.

12.2.         Personal Liability.  Neither the Representative nor any agent employed by the Representative shall incur any liability to any Shareholder relating to the performance of the Representative’s duties or exercise of his rights hereunder, except for actual fraud or bad faith acts by the Representative or pursuant to the commission by the Representative on a continuing basis of acts or omissions determined to be willful misconduct or grossly negligent.  The Representative shall likewise incur no liability by reason of any error of Law or for any act or omission related thereto.  Each of the Shareholders shall severally and not jointly indemnify and hold harmless the Representative and any agent employed by the Representative against any loss, liability or expense incurred (a) without fraud or bad faith on the part of the Representative and (b) other than pursuant to the commission by the Representative of acts or omissions determined to be willful misconduct or grossly negligent arising out of or in connection with the Representative’s performance of his duties or exercise of his rights under this Agreement.

12.3.         Right to Counsel.  Each Shareholder acknowledges that the Representative may consult with counsel chosen by the Representative and shall have full and complete authorization in good faith to act or refrain from acting in accordance with the opinion of such counsel.  The Representative may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to the Representative hereunder and reasonably believed by the Representative to be genuine and to have been signed or presented by the proper party or parties.

12.4.         Indemnification Claims.  The Representative shall have the exclusive right, power and authority, on behalf of all the Shareholders, to pursue, defend, and settle any indemnification claims hereunder, including pursuant to Article IX, and to do all things and to take all other actions the Representative may consider necessary or proper to resolve any indemnification claims after the Closing Date.

12.5.         Reliance.  Buyer may rely and shall be protected in acting, or refraining from acting, upon any written notice, instruction or request furnished to it hereunder and reasonably believed by Buyer to be genuine and to have been signed or presented by the Representative as if such written notice, instruction or request had been furnished to it by all the Shareholders.

12.6.         Removal.  Upon the written agreement or consent of the Shareholders who held more than 50% of the Purchased Shares (excluding any portion of the Purchased Shares held by the Representative) immediately prior to the Closing, the Shareholders shall be entitled to change the Representative by delivery of a written notice to such effect to Buyer at any time. The Representative shall be permitted to resign by at least 30 days’ advance written notice to the Shareholders and Buyer and, in such event or upon the death or incapacity of the Representative, a replacement Representative shall be chosen within 30 days of the resignation, death or incapacity of the Representative by action of the Shareholders who held more than 50% of the Purchased Shares (excluding any portion of the Purchased Shares held by the Representative) immediately prior to the Closing, which new Representative shall be reasonably acceptable to Buyer.  If Buyer shall not have received written notice of the appointment of a replacement Representative within such 30-day period, Buyer may appoint any Shareholder as the replacement Representative.

ARTICLE XIII
MISCELLANEOUS

13.1.         Entire Agreement; Amendment; Waiver.  This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement among Buyer, the Company and the Shareholders pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of Buyer, the Company and the Shareholders, whether oral or written, and there are no warranties, representations or other agreements among Buyer, the Company and the Shareholders in connection with the subject matter hereof, except as specifically set forth herein or therein.  No amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by Buyer, the Company and/or the Shareholders, whichever or whomever is to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.2.         Expenses, Transfer Taxes and Fees.  Except as provided in this Agreement, each of Buyer, the Company and the Shareholders shall pay the fees and expenses of their respective brokers, counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby; provided, however, that the Shareholders shall pay all transfer, recordation, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including, as to any such Taxes, fees, or charges, any penalties and interest) incurred by Buyer, the Company or its Subsidiary in connection with the consummation of the transactions contemplated by this Agreement (excluding, however, any such Taxes, fees, charges, penalties and interest attributable solely to the 338(h)(10) Election, which Buyer shall pay), and such amounts will be considered Transaction Expenses.  Buyer, the Company and the Shareholders shall cooperate to comply with all Tax Return requirements for such Taxes and shall provide such documentation and take such other actions as may be necessary to minimize the amount of any such Taxes.

13.3.        Certain Tax Matters.

(a)           With respect to the filing of Tax Returns for periods through the Closing Date and after the Closing Date:

(i)           The Representative shall prepare or cause to be prepared the final S corporation Tax Return for the Company and its Subsidiary on IRS Form 1120-S for the Pre-Closing Tax Period ending on the Closing Date and, if applicable, any state S corporation Tax Returns for that same tax period (the “Final S Corporation Tax Returns”).  Each Final S Corporation Tax Return shall be prepared on a basis consistent with prior years’ S corporation Tax Returns for the Company and its Subsidiary, except as otherwise required by applicable Tax Law.  The Representative shall provide Buyer with a copy of each Final S Corporation Tax Return at least 30 days before the due date for filing each such Final S Corporation Tax Return (including any applicable extensions).  Buyer shall review and comment on each such Final S Corporation Tax Return within 15 days of the receipt of such Tax Return, and the Representative shall make such changes that are reasonably requested by Buyer.  Buyer shall timely file each such revised Final S Corporation Tax Return.  Each Shareholder shall include any income, gain, loss, deduction or other Tax items for such tax periods on his or her Tax Returns in a manner consistent with the Schedule K-1s (or similar state income Tax forms) that are filed with the Final S Corporation Tax Returns.

(ii)           Except for the Final S Corporation Tax Returns, Buyer will prepare or cause to be prepared and file or cause to be filed all other Tax Returns for the Company and its Subsidiary that are filed after the Closing Date.  Buyer shall provide the Representative with a copy of each such Tax Return:  (A) that is with respect to a Pre-Closing Tax Period or a Straddle Tax Period and (B) with respect to which the Shareholders could reasonably be expected to have an indemnity obligation (“Pre-Closing Tax Returns”).  The Representative shall be permitted to review and comment on each such Pre-Closing Tax Return and Buyer shall make such changes that are reasonably requested by the Representative.  Buyer shall timely file each such Pre-Closing Tax Return.

(iii)           In the event that the Representative and Buyer are unable to resolve any disagreements regarding a Final S Corporation Tax Return or a Pre-Closing Tax Return, then the matter in dispute shall be resolved as soon as practicable by an independent accounting firm mutually agreed to by the Representative and Buyer, which resolution shall be binding and conclusive upon the Representative and Buyer without further appeal therefrom, and the Representative and Buyer agree to file all such Tax Returns for the Company and its Subsidiary consistent with this resolution.  The Shareholders, on the one hand, and Buyer, on the other, shall bear equally the fees and expenses of such firm.

(b)           Buyer, the Company, its Subsidiary, the Representative and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other(s), in connection with the filing of Tax Returns pursuant to Section 13.3(a) and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation will include the retention and (upon any request of the other(s)) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer, the Company, its Subsidiary and the Shareholders shall  (i) retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Representative, any reasonable extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other(s) reasonable written notice before transferring, destroying or discarding any such books and records and, if the other(s) so request(s), Buyer, the Company, its Subsidiary and the Shareholders, as the case may be, shall allow the other(s) to take possession of such books and records.

(c)            Upon request of the other(s), Buyer and the Shareholders shall use their commercially reasonable best efforts to obtain any certificate, document or other action by or from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on the Company or its Subsidiary with respect to the transactions contemplated hereby or otherwise (including cooperating to obtain relief under Treasury Regulation Section 301.9100-3 and all comparable provisions of applicable state and local Tax Law and such other relief as needed to protect the status of the Company as an S corporation or the status of the Subsidiary as a qualified subchapter S subsidiary).

(d)           All Tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiary shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiary shall not be bound thereby or have any liability thereunder.

(e)            Buyer shall have the sole right to represent the interests of the Company and its Subsidiary in any claim, audit, examination, or administrative or court proceeding relating to any audits or assessments or other disputes regarding any Tax Return filed by the Company or its Subsidiary (each a “Tax Contest”).  The Representative shall have the right to participate (at the Shareholders’ expense) in any such Tax Contest if Buyer could reasonably be expected to be able to make a claim for indemnity against the Shareholders under Section 9.2 with respect to such Tax Contest (a “Pre-Closing Tax Contest”).  Buyer shall keep the Representative reasonably informed of the details and status of each such Pre-Closing Tax Contest (including providing the Representative with copies of all written correspondence regarding such matter).  Notwithstanding the foregoing, Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any such Pre-Closing Tax Contest that would adversely affect the liability for Taxes of the Shareholders or the Company and its Subsidiary for any Pre-Closing Tax Period without the prior written consent of the Shareholders, which consent shall not be unreasonably conditioned, withheld or delayed.

(f)            Buyer shall not, and shall not permit the Company or its Subsidiary to, file any Tax Return (whether or not amended) for the Company or its Subsidiary with respect to any Pre-Closing Tax Period without the prior written consent of the Shareholders, which consent shall not be unreasonably conditioned, withheld or delayed.

13.4.         Shareholders’ Release.  Effective as of the Closing, the Shareholders hereby release and forever discharge Buyer, the Company and its Subsidiary, and each of their respective individual, joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors, other representatives (including legal counsel, accountants and financial advisors), Affiliates, shareholders, members, partners, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, Actions, Governmental Orders, obligations, contracts (including the Shareholders’ Agreements), agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and equity, which the Shareholders now have, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including any rights to indemnification or reimbursement from either the Company or its Subsidiary whether pursuant to its respective organizational documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained in this Section 13.15 shall operate to release any liabilities or obligations of Buyer based upon, arising out of or relating to this Agreement or the transactions contemplated hereby.

13.5.        Interpretive Provisions.  Unless the express context otherwise requires:

(a)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)           terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c)           references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(d)           wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(e)           references herein to any gender shall include each other gender;

(f)            references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns, except that nothing contained in this clause (f) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(g)           references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(h)           the Table of Contents and Article, Section and any other headings contained in this Agreement are intended solely for convenience and shall not affect the rights of Buyer, the Company and the Shareholders hereunder; and

(i)            if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

13.6.         Waiver.  By execution of this Agreement, each of the Shareholders hereby waives his or her rights to claim a breach by any other Shareholder of any of such other Shareholder’s obligations under the Shareholders’ Agreements.

13.7.         Governing Law.  This Agreement shall be construed and interpreted according to the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

13.8.         Assignment.  This Agreement and the respective rights of Buyer, the Company and the Shareholders hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other(s); provided, however, that Buyer may assign its rights or obligations hereunder, in whole or in part, to an Affiliate of Buyer without the prior written consent of the Company and the Shareholders so long as Buyer is not relieved of any of its obligations hereunder.

13.9.         Judicial Proceedings; Waiver of Jury Trial.

(a)           Any Action seeking to enforce any provision of, or, directly or indirectly arising out of or in any way relating to, this Agreement or the transactions contemplated hereby shall be brought in any state or federal court located in the State of Delaware, and Buyer, the Company and the Shareholders hereby irrevocably consent to the exclusive jurisdiction of such courts in any such Action and irrevocably waive, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action brought in any such court has been brought in an inconvenient forum.  Process in any such Action may be served on any of Buyer, the Company or the Shareholders anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, Buyer, the Company and the Shareholders hereby acknowledge that service of process on any of them as provided in Section 13.10 shall be deemed effective service of process thereon.

(b)           Nothing contained in Section 13.9(a) shall limit the right of Buyer to take any Action in any court of competent jurisdiction for the purposes of enforcing any judgment or any equitable remedy or relief, nor shall the taking of any such Action by Buyer in one or more jurisdictions preclude the taking of any such Action in any other jurisdiction (whether concurrently or not) if and to the extent permitted by Law.

(c)           BUYER, THE COMPANY AND THE SHAREHOLDERS HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT OR THEY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  BUYER, THE COMPANY AND THE SHAREHOLDERS (1) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF IT OR THEM HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER(S) WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (2) ACKNOWLEDGE THAT THEY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

13.10.       Notices.  All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (i) when delivered personally or by messenger or by overnight delivery service by a recognized commercial carrier to Buyer, the Company or the Shareholders, as the case may be; (ii) five days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested to Buyer, the Company or the Shareholders, as the case may be; or (iii) when received via facsimile and confirmed by telephone, in all cases addressed to the individual for whom it is intended at his address set forth below or to such other address as Buyer, the Company or the Shareholders, as the case may be, shall have designated by notice in writing to the other(s) in the manner provided by this Section 13.10:

If to Buyer and to:	The William L. Bonnell Company, Inc.
the Company after	25 Bonnell Street
Closing:	Newnan, Georgia 30263
	Attention:	Duncan Crowdis, President
	Telephone:	(770) 254-7632
	Fax:	(770) 252-0172

With copies to:	Tredegar Corporation
1100 Boulders Parkway
Richmond, VA 23225
	Attention:	General Counsel
	Telephone:	(804) 330-1000
	Fax:	(804) 330-1201

and

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074
	Attention:	Sean P. Ducharme, Esq.
	Telephone:	(804) 788-8200
	Fax:	(804) 788-8218

If to the Company	AACOA, Inc.
prior to Closing:	2551 County Road 10 West
Elkhart, Indiana 46514
	Attention:	Mark J. North
Telephone: (574) 584-2700
	Fax:	(574) 262-3439

With copies to:	Lewis Reed & Allen P.C.
136 East Michigan Avenue Suite 800
Kalamazoo, Michigan 49007
	Attention:	Gregory G. St. Arnauld, Esq.
	Telephone:	(269) 388-7600
	Fax:	(269) 349-3831

and

Varnum LLP
251 North Rose Street, 4th Floor
Kalamazoo, Michigan 49007
	Attention:	Peter J. Livingston, Esq.
	Telephone:	(269) 553-3509
	Fax:	(269) 382-2382

and

Daniel G. Formsma
P.O. Box 454
Centreville, Michigan 49032
	Telephone:	(269) 388-7600
	Facsimile:	(269) 553-1439

If to the Representative:	Daniel G. Formsma
c/o Lewis Reed & Allen P.C.
136 East Michigan Avenue Suite 800
Kalamazoo, Michigan 49007
	Attention:	Gregory G. St. Arnauld, Esq.
	Telephone:	(269) 388-7600
	Facsimile:	(269) 553-1439

With copies to:	Lewis Reed & Allen P.C.
136 East Michigan Avenue Suite 800
Kalamazoo, Michigan 49007
	Attention:	Gregory G. St. Arnauld, Esq.
	Telephone:	(269) 388-7600
	Fax:	(269) 349-3831

and

Varnum LLP
251 North Rose Street, 4th Floor
Kalamazoo, Michigan 49007
	Attention:	Peter J. Livingston, Esq.
	Telephone:	(269) 553-3509
	Fax:	(269) 382-2382

and

Daniel G. Formsma
P.O. Box 454
Centreville, Michigan 49032
	Telephone:	(269) 388-7600
	Facsimile:	(269) 553-1439

13.11.           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail transmission shall constitute effective execution and delivery of this Agreement as to Buyer, the Company and the Shareholders and may be used in lieu of the original Agreement for all purposes.  Signatures of Buyer, the Company and the Shareholders transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.

13.12.           Severability.  If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby.

13.13.           No Reliance.  Except as provided in Sections 9.2, 9.3 and 13.4, no third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement.  Except as provided in Sections 9.2, 9.3 and 13.4, Buyer and the Shareholders assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer or the Shareholders contained in this Agreement.

13.14.           Parties in Interest.  Except as provided in Sections 9.2, 9.3 and 13.4, this Agreement shall be binding upon and inure solely to the benefit of Buyer, the Company and the Shareholders and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

13.15.       Specific Performance.  Buyer, the Company and the Shareholders acknowledge that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that Buyer, the Company and the Shareholders shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Buyer, the Company and the Shareholders have caused this Agreement to be executed as of the day and year first above written.

BUYER:		COMPANY:

THE WILLIAM L. BONNELL COMPANY, INC.		AACOA, INC.

By:	/s/ A. Brent King	By:	/s/ Daniel G. Formsma
	Name: A. Brent King		Name: Daniel G. Formsma
	Title: Vice President;		Title: President

REPRESENTATIVE:		SHAREHOLDERS:

	/s/ Daniel G. Formsma	By:	/s/ Daniel G. Formsma
	Daniel G. Formsma, in his capacity as		Daniel G. Formsma
the Representative of the Shareholders

		By:	/s/ John J. Teeple
John J. Teeple

		By:	/s/ Mark J. North
Mark J. North

		By:	/s/ Grant O. Young
Grant O. Young

		By:	/s/ Elora T. Young
Elora T. Young

		By:	/s/ David A. Sheaks
David A. Sheaks

		By:	/s/ Arland C. Heistand
Arland C. Heistand

		By:	/s/ Kelly M. Custer
Kelly M. Custer